SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE COOPER COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

February 2, 2018

Dear Stockholder:

You are cordially invited to join us at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of The Cooper Companies, Inc., which will be held at 8:00 a.m. (PDT) on March 19, 2018 at The Rose Hotel, 807 Main Street, Pleasanton, California. At the Annual Meeting we will ask our stockholders to vote on the proposals detailed in our Proxy Statement and related materials.

We will be providing access to our proxy materials electronically under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, beginning on or about February 7, 2018, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2017 Annual Report on Form 10-K (the “Annual Report”). This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.

The Notice contains instructions on how to access our materials through the internet and also contains instructions on how to receive a paper copy of our proxy materials, including this proxy statement, our 2017 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.

Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy by following the instructions on the proxy card or voting instruction card. Voting may be done over the internet, by telephone, or by mail (if you received paper copies of the proxy materials). Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

We look forward to seeing you at the Annual Meeting.

Sincerely,

A. Thomas Bender

Chairman of the Board of Directors

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Monday, March 19, 2018

Meeting Time:	8:00 a.m. (PDT)

Location:	The Boardroom at the Rose Hotel, 807 Main Street, Pleasanton, California

Admission:	All stockholders are cordially invited to attend the Annual Meeting in person.

Agenda:

1.   Elect the nine directors named in the Proxy Statement;

2.   Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018;

3.   Hold an advisory vote on the compensation of our Named Executive Officers;

4.   Consider a stockholder proposal regarding a “net-zero” greenhouse gas emissions report; and

5.   Transact any other business that may properly come before the meeting.

Stockholders of record at the close of business on Tuesday, January 23, 2018, or their legal proxy holders, will be entitled to vote at the Annual Meeting.

On or about February 7, 2018, we will mail either (1) a Notice of Internet Availability of Proxy Materials (the “Notice”) or (2) a copy of this Proxy Statement and our Annual Report for the fiscal year ended October 31, 2017. The Notice will also contain instructions on how to request a paper copy of our proxy materials.

You may vote by following the instructions on the Notice or by using the proxy card accompanying the paper copy of materials. If phone or internet voting is available to you, instructions will be included on your proxy card.

YOUR VOTE IS IMPORTANT TO US. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.

By Order of the Board of Directors

Carol R. Kaufman

Secretary

Dated: February 2, 2018

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

Our 2018 Annual Meeting will be held at 8:00 a.m. (PDT) on March 19, 2018 in the Boardroom at The Rose Hotel, 807 Main Street, Pleasanton, California.

This Proxy Statement was provided to all stockholders of record at Tuesday, January 23, 2018 and is presented on our behalf by order of the Board of Directors. It contains information about our Company and the proposals to be presented at the Annual Meeting. We have also furnished our 2017 Annual Report to all stockholders of record. The Annual Report contains our financial statements for the fiscal year ended October 31, 2017 and other useful information, but it is not part of the materials for the solicitation of proxies.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

The following proposals are presented for consideration by our stockholders.

PROPOSAL 1:	ELECTION OF NINE DIRECTORS IDENTIFIED BELOW (page 53)
Our Board Recommends: FOR each director

PROPOSAL 2:	RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (page 60)
Our Board Recommends: FOR

PROPOSAL 3:	ADVISORY VOTE ON EXECUTIVE COMPENSATION (page 61)
Our Board Recommends: FOR

PROPOSAL 4:	STOCKHOLDER PROPOSAL REGARDING A “NET-ZERO” GREENHOUSE GAS EMISSIONS REPORT (page 63)
Our Board Recommends: AGAINST

Detailed information regarding each proposal is presented in this Proxy Statement starting on page 53. Additional information about the Company, our Board and its committees, equity ownership, compensation of officers and directors, and other matters can be found starting on page 10.

You may also find useful information about the Company on our website at http://www.coopercos.com. Information contained on our website is not, and should not be considered, a part of this Proxy Statement or any other filing or report filed with or furnished to with the Securities and Exchange Commission (the “SEC”).

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We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

Voting Information

Your vote is important to us. Regardless of whether you plan to attend the meeting, we encourage you to read this Proxy Statement and the accompanying materials and to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.

Who is entitled to vote at the Annual Meeting?

Our Record Date for the Annual Meeting is January 23, 2018. All stockholders who owned our stock at the close of business on the Record Date are entitled to receive proxy materials and to vote at the Annual Meeting and any continuations, adjournments or postponements thereof.

As of the Record Date, there were 49,021,383 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the Record Date.

How do I vote my shares?

You can vote your shares in person at the Annual Meeting or vote by proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder you may vote your shares by following the instructions on the Notice, or by completing, dating, and signing the proxy card included with this Proxy Statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If phone or internet voting is available to you, instructions are included in the Notice or on your proxy card.

If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you will receive the proxy materials from your broker, bank, or other nominee with instructions on how to vote your shares. Your broker, bank, or other nominee may allow you to deliver your voting instructions by phone or through the internet. If you wish to vote your shares in person you may do so by attending the Annual Meeting and requesting a ballot.

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What happens if I vote my shares by proxy?

When you return a completed proxy card, or vote your shares by telephone or internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as recommended by the Board:

•	Shares will be voted FOR each of the individuals nominated to serve as directors;

•	Shares will be voted FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018;

•	Shares will be voted FOR the compensation of our Named Executive Officers as described in this Proxy Statement; and

•	Shares will be voted AGAINST the stockholder proposal regarding a “net-zero” greenhouse gas emissions report.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by proxy, you may revoke or change your vote at any time prior to the casting of votes at the Annual Meeting. To revoke or change your vote, you may take any of the following actions:

1.	Execute and submit a new proxy card;
2.	Submit new voting instructions through telephonic or internet voting, if available to you;
3.	Notify Carol R. Kaufman, Secretary of the Company, in writing that you wish to revoke your proxy; or
4.	Vote your shares in person at the Annual Meeting.

Attending the Annual Meeting in person will not automatically revoke your proxy.

How many votes must be present to hold the Annual Meeting?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the Record Date and entitled to vote. In accordance with Delaware law and our Bylaws, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

What are broker “non-votes”?

Broker “non-votes” occur when a broker is not permitted to vote on behalf of shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a

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broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, NYSE rules determine whether the broker may vote the shares based on its own judgment or is required to withhold its vote. This determination depends on the proposal being voted on. For the proposals to be presented at the Annual Meeting, broker discretionary voting is only permitted for the ratification of our independent registered public accounting firm.

Stockholder Proposals and Nominations for Director

SEC rules and our Bylaws permit stockholders to nominate directors for election and to propose other business to be considered by stockholders at the Annual Meeting under various mechanisms.

To be considered at the 2019 Annual Meeting, director nominations or other proposals must be submitted in writing to:

Carol R. Kaufman, Secretary

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

Proposals to be Presented Under Rule 14a-8:	No later than October 10, 2018.

Nominations and Proposals Submitted Under Bylaw Provisions:	No earlier than November 19, 2018

and no later than December 19, 2018.

In the event that we set the date for the 2019 Annual Meeting more than 30 days before or more than 70 days after March 19, 2019, submissions may be made no earlier than the close of business on the 120th day prior to the announced meeting date and no later than the close of business on the later of the 90th day prior to the announced meeting date and the 10th day following our first public disclosure of the date of the meeting.

Other Director Nomination Proposals:	No earlier than November 19, 2018

and no later than December 19, 2018.

The Corporate Governance and Nominating Committee will consider director nominees suggested by stockholders on the same terms as nominees selected by the Committee. See page 10 for information about the Committee’s criteria for director nominations.

The person recommending the nominee must be a stockholder entitled to vote at the 2019 Annual Meeting. To be considered, recommendations must include:

(i)	the nominee’s written consent to being named in the Proxy Statement and to serve as a director if elected;
(ii)	the name and address of the stockholder submitting the recommendation or the beneficial owner on whose behalf the proposed candidate is being suggested for nomination;
(iii)	a statement of the proposed nominee’s qualifications to serve as director; and

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(iv)	the class and number of our shares owned by the stockholder or beneficial owner submitting the recommendation.

If we increase the number of directors to be elected at the 2019 Annual Meeting with less than 100 days’ notice prior to March 19, 2019, stating the size of the increase and naming all the nominees for director, then stockholder nominations for directors will be considered if the proposal is delivered to our Secretary at our principal offices no later than 10 days after we make a public announcement of the increased board size. This only applies to nominations for positions created by the increase and does not apply to nominations for current positions.

Other Q&A

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

The SEC permits us to provide our proxy materials electronically if you have not previously requested to receive only printed materials on an ongoing basis. Accordingly, on or about February 7, 2018, we will mail a Notice of Internet Availability of Proxy Materials (“the Notice”). The Notice includes instructions on how to access the proxy materials over the internet or to request a printed copy.

The Notice was sent to our stockholders of record at January 23, 2018. All stockholders receiving the Notice have the ability to access the proxy materials electronically through the website referred to in the Notice, and they also have the option to request a printed set of the proxy materials. We encourage stockholders to take advantage of the availability of proxy materials on the internet.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Who pays for the proxy solicitation and how will the Company solicit votes?

We pay all costs associated with the solicitation of proxies, including any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

We may solicit proxies in person or by mail, telephone, facsimile, or e-mail. Proxies may be solicited on our behalf by any of our directors, officers, or employees. Additionally, we have retained the firm of D.F. King & Co., Inc. to assist with the solicitation of proxies and will pay a fee of $16,500 for this service, plus reasonable costs and expenses.

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How can I communicate with the Board of Directors?

Any interested party can contact our Board to provide comments, to report concerns, or to ask a question, at the following address:

Carol R. Kaufman

Executive Vice President, Secretary, Chief Administrative Officer & Chief Governance Officer

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through our website. Please refer to our website at http://www.coopercos.com for any changes in this process.

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OWNERSHIP OF THE COMPANY

Principal Securityholders

The following table contains information regarding all individuals or groups who have advised us that they own more than five percent (5%) of the outstanding shares of our common stock. Information presented is as of January 23, 2018.

Name & Address of Beneficial Owner	Aggregate Number of Shares Beneficially Held	Percentage of Shares
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, MD 21202	5,636,279	11.500%
Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	4,938,181	10.100%
Massachusetts Financial Services Company (3) 111 Huntington Avenue Boston, MA 02199	3,948,756	8.100%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	3,024,777	6.200%
State Street Corporation (5) One Lincoln Street Boston, Massachusetts 02111	2,658,640	5.450%
(1)	Based on information disclosed in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on January 10, 2018. According to this Schedule 13G/A, T. Rowe Price Associates beneficially owns and has the sole power to dispose of or direct the disposition of all 5,636,279 of these shares and has the sole power to vote or to direct the vote of 1,689,033 of these shares.

(2)	Based on information disclosed in a Schedule 13G/A filed by The Vanguard Group, Inc. on July 10, 2017. According to this Schedule 13G/A, The Vanguard Group beneficially owns and has the sole power to dispose of or direct the disposition of 4,854,366 of these shares and has the shared power to dispose of or direct the disposition of 83,815 of these shares; and has the sole power to vote or to direct the vote of 73,522 of these shares and has shared power to vote 11,137 of these shares.

(3)	Based on information disclosed in a Schedule 13G/A filed by Massachusetts Financial Services Company (“MFS”) on February 13, 2017. MFS beneficially owns and has the sole power to dispose of or direct the disposition of all 3,948,756 of these shares and the sole power to vote or direct the vote of 3,510,937 of these shares.

(4)	Based on information disclosed in a Schedule 13G/A filed by BlackRock, Inc. on January 23, 2017. According to this Schedule 13G/A, BlackRock, Inc., directly and through its subsidiaries, beneficially owns, and has the sole power to dispose of or direct the disposition of all 3,024,777 of these shares and has the sole power to vote or direct the vote of 2,628,831 of these shares.

(5)	Based on information disclosed in a Schedule 13G filed by State Street Corporation on February 9, 2017. State Street Corporation has the shared power to dispose of or direct the disposition of and to vote or direct the voting of all 2,658,640 of these shares.

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Securities Held by Insiders

The following table contains information regarding ownership of our common stock by each of our directors, the executives named in the Summary Compensation Table, and all of the current directors and executive officers as a group. The figures in this table represent sole voting and investment power except where otherwise indicated.

	Common Stock Beneficially Owned as of January 23, 2018
Name of Beneficial Owner	Number of Shares		Percentage of Shares
A. Thomas Bender	38,971	(1)	*
Colleen E. Jay	3,836	(2)	*
Michael H. Kalkstein	36,626	(3)	*
Carol R. Kaufman	86,605	(4)	*
William A. Kozy	4,106	(5)	*
Jody S. Lindell	54,687	(6)	*
Daniel G. McBride	77,799	(7)	*
Gary S. Petersmeyer	7,448	(8)	*
Agostino Ricupati	6,001	(9)	*
Allan E. Rubenstein, M.D.	5,568		*
Robert S. Weiss	330,878	(10)	*
Albert G. White III	74,012	(11)	*
Stanley Zinberg, M.D.	35,968	(12)	*
All current directors and executive officers as a group (14 persons)	777,798		1.6%
*	Less than 1% ownership.

(1)	Includes 22,100 shares which Mr. Bender could acquire upon the exercise of currently exercisable stock options.
(2)	Includes 1,766 shares which Ms. Jay could acquire upon the exercise of currently exercisable stock options.
(3)	Includes 26,591 shares which Mr. Kalkstein could acquire upon the exercise of currently exercisable stock options; all of these exercisable options are held by an estate planning trust in which Mr. Kalkstein maintains 50% or greater control.
(4)	Includes 41,679 shares which Ms. Kaufman could acquire upon the exercise of currently exercisable stock options.
(5)	Includes 1,766 shares which Mr. Kozy could acquire upon the exercise of currently exercisable stock options.
(6)	Includes 34,091 shares which Ms. Lindell could acquire upon the exercise of currently available stock options; all of Ms. Lindell’s exercisable options are held by estate planning trusts in which Ms. Lindell maintains 50% or greater control.
(7)	Includes 46,317 shares which Mr. McBride could acquire upon the exercise of currently exercisable stock options.

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(8)	Includes 5,864 shares which Mr. Petersmeyer could acquire upon the exercise of currently available stock options; all of these exercisable options are held by an estate planning trust in which Mr. Petersmeyer maintains 50% or greater control.
(9)	Includes 4,190 shares which Mr. Ricupati could acquire upon the exercise of currently exercisable stock options.
(10)	Includes 187,814 shares which Mr. Weiss could acquire upon the exercise of currently exercisable stock options.
(11)	Includes 37,881 shares which Mr. White could acquire upon the exercise of currently exercisable stock options.
(12)	Includes 26,591 shares which Dr. Zinberg could acquire upon the exercise of currently exercisable stock options; all of Dr. Zinberg’s exercisable options are held by estate planning trusts in which Dr. Zinberg maintains 50% or greater control.

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CORPORATE GOVERNANCE

About Our Board of Directors

Our Board of Directors has nine members, each of whom stands for election annually. All of our directors, except Mr. Weiss, have been determined by the Board to be independent. In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by the NYSE and the SEC,	Board Facts: ❖ Board size: 9 directors • 8 independent directors • Separate Lead Director & Chairman ❖ All directors are elected annually ❖ Majority vote required for election and that each has no relationship to the Company, either directly or indirectly, other than as a stockholder of the Company or through their service on the Board. The Board and its committees conduct regular self-evaluations and review director independence and committee composition to ensure continued compliance with regulations.

Directors who are not also employees, or Non-Employee Directors, are compensated for their services as described in Director Compensation on page 53. Mr. Weiss serves as our Chief Executive Officer and receives no additional compensation for his service on the Board. His compensation is discussed in more detail in our Compensation Discussion & Analysis and executive compensation disclosures starting on page 21.

Under our Corporate Governance Principles, directors are not permitted to serve on the boards of more than two other public companies while they serve on our Board. We do not limit service on private company boards of directors or with non-profit organizations.

Identification of Candidates

The Corporate Governance and Nominating Committee is responsible for identification and selection of qualified candidates for nomination to the Board. The Committee believes that nominees for election to the Board must possess certain minimum qualifications and attributes.

To be nominated for election, an individual must:

(i)	meet the objective independence requirements set forth by the SEC and NYSE (other than executive nominees);
(ii)	exhibit strong personal integrity, character, and ethics and a commitment to ethical business and accounting practices;
(iii)	not serve on more than two other public company boards;
(iv)	not be involved in on-going litigation with us or be employed by an entity which is engaged in such litigation; and
(v)	not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct.

The Corporate Governance and Nominating Committee does not currently maintain a separate diversity policy regarding nominees for director. Instead the Committee relies on diversity as one of many factors in the consideration of director nominees who meet these stated criteria.

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The Corporate Governance and Nominating Committee will consider suggestions from stockholders for nominees for election as directors at our Annual Meetings on the same terms as nominees selected by the Committee. Stockholder suggestions must be received on a timely basis and meet the criteria set forth in the information on Stockholder Proposals and Nominations for Director on page 4.

As of the date of this Proxy Statement, no stockholder suggestions for director nominees have been received by the Corporate Governance and Nominating Committee. Except as set forth above, the Corporate Governance and Nominating Committee does not currently have a formal process for identifying and evaluating nominees for directors, including nominees recommended by stockholders.

Board Leadership Structure

We maintain separate positions for the Chairman and Chief Executive Officer (CEO). We also maintain an independent Lead Director position, which is currently held by Dr. Allan E. Rubenstein.

We feel this division provides a balance between the independence of our directors and the experience of our officers. Our current Chairman has significant business experience with the Company, but has also been affirmatively determined to be independent by our Board. We feel that maintaining an independent Chair provides for strong, knowledgeable leadership of the Board separate from the CEO position’s immediate, day-to-day involvement with the Company.

Board Committees

The Board maintains four standing committees as described below. Committee membership is determined by the Board and reviewed regularly.

As required by the SEC and NYSE, all members of our Corporate Governance and Nominating Committee, Audit Committee, and Organization and Compensation Committee are independent directors. At the Board’s discretion, other committees may include directors who have not been determined to be independent. Currently the Board maintains one committee, the Science and Technology Committee, which has non-independent director membership.

	Audit	Corporate Governance & Nominating	Organization & Compensation	Science & Technology
A. Thomas Bender (Chairman)				◆
Allan E. Rubenstein, M.D. (Lead Director)		❖		◆
Colleen E. Jay		◆	◆
Michael H. Kalkstein	◆	◆	❖
William A. Kozy	◆			◆
Jody S. Lindell	❖		◆
Gary S. Petersmeyer	◆		◆	◆
Robert S. Weiss				◆
Stanley Zinberg, M.D.		◆		❖

❖	- Committee Chair

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Each committee maintains a written charter detailing its authority and responsibilities. These charters are updated periodically as legislative and regulatory developments and business circumstances warrant. The committee charters are available in their entirety on our website at http://www.coopercos.com.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications, independence, and performance of the independent registered public accounting firm serving as auditors of the Company, (v) retention and engagement of the independent registered public accounting firm, and (vi) the performance of the Company’s Internal Audit function and internal controls. The Audit Committee advises and makes recommendations to the Board regarding our financial, investment, and accounting procedures and practices.

The Organization and Compensation Committee reviews and approves all aspects of the compensation paid to our Chief Executive Officer and all executives identified by the Organization and Compensation Committee as officers under Section 16(a) of the Exchange Act. The Organization and Compensation Committee also approves all compensation for employees whose total combined annual base salary plus target non-equity incentive bonus is $500,000 or greater, regardless of whether they have been designated as officers under Section 16(a). Members of the Organization and Compensation Committee are not eligible to participate in any of our executive compensation programs.

The Organization and Compensation Committee also approves the composition of our designated comparative peer group for compensation review, approves all awards under our equity and non-equity incentive bonus plans, and has approval authority for all agreements providing for the payment of benefits following a change in control of the Company, severance following a termination of employment, or any other special arrangement with the executive officers or employees which would affect their compensation. The Organization and Compensation Committee also oversees succession planning, diversity & inclusion, and management development programs designed to strengthen our internal pool of candidates for executive level positions and promote mentoring of senior level employees.

The Corporate Governance and Nominating Committee develops, implements, and maintains the corporate governance standards by which we conduct business, and advises and makes recommendations to the Board concerning our primary governance policies. The Corporate Governance and Nominating Committee meets with the Chief Executive Officer and senior corporate staff as it deems appropriate to fulfill its obligations with regard to our corporate governance standards. The Corporate Governance and Nominating Committee also performs the functions described under Identification of Candidates on page 10.

The Science and Technology Committee evaluates new and existing technologies. The Science and Technology Committee’s primary functions are to: (i) discuss technology that falls outside the usual scope of current business, (ii) periodically review our research and development projects and

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portfolio, (iii) annually review our key technologies and assess the position of these technologies versus third party products and processes, and (iv) provide information and guidance to the Board on matters relating to science and technology. The Science and Technology Committee functions on an ad hoc basis.

Meetings

The Board and its committees met as follows during our most recent fiscal year:

Number of Meetings
Board of Directors	11
Audit Committee	10
Organization & Compensation Committee	7
Corporate Governance & Nominating Committee	3
Science & Technology Committee	5

The Non-Employee Directors hold executive sessions in connection with regular meetings of the Board and more often as they deem appropriate. Either Mr. Bender, as Chair, or Dr. Rubenstein, as Lead Director, presides over executive sessions.

During the 2017 fiscal year, each director attended at least 85% of the board meetings and meetings of committees on which the director served. Currently we do not maintain a formal policy regarding director attendance at the Annual Meeting.

Corporate Governance Policies

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our policies and procedures in light of such developments. We seek to comply with the rules and regulations promulgated by the SEC and the NYSE and implement other corporate governance practices we believe are in the best interest of the Company and its stockholders. In keeping with this commitment, our corporate Bylaws include a majority voting standard for the election of our directors and we maintain various corporate policies that reflect our dedication to good governance. We have also allowed our shareholder rights plan to expire by its terms as of the end of the 2017 fiscal year. We believe that the policies currently in place enhance our stockholders’ interests.

Corporate Governance Principles

The Board has approved a set of Corporate Governance Principles for the Company. The Principles are available in their entirety on our website at http://www.coopercos.com. The Principles set out our standards for director qualifications, director responsibilities, Board committees, director access to officers and employees, director orientation and continuing education, and performance evaluations of the Chief Executive Officer and of the Board and its committees.

The Principles also address compensation and stock ownership requirements for our Non-Employee Directors. These topics are discussed in more detail in the section on Director Compensation starting on page 50.

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Ethics and Business Conduct Policy

We have adopted an Ethics and Business Conduct Policy, or Ethics Policy, which is available in its entirety on our website at http://www.coopercos.com. All our employees, officers, and directors, including the Chief Executive Officer and Chief Financial Officer, are required to adhere to the Ethics Policy in discharging their work-related responsibilities. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Policy.

The Ethics Policy includes provisions relating to: (i) conflicts of interest, (ii) the protection and proper use of Company assets, (iii) relationships with customers, suppliers, competitors and associates, (iv) government relations and anti-corruption regulations, and (v) compliance with laws and regulations, including laws and regulations relating to insider trading, equal employment opportunity, harassment, health and safety.

The Ethics Policy is translated into multiple languages to facilitate readability for our employees and all employees receive a copy of the Ethics Policy both at their date of hire and annually. The Ethics Policy is also posted on our internal web pages for ease of access.

Amendments to the Ethics Policy and any waivers from the Ethics Policy granted to directors or executive officers will be made available through our website. As of the date of this proxy statement, no waivers or requests have been requested or granted.

Stock Trading Policy: Hedging & Pledging

We have implemented a Stock Trading Policy that applies to our senior executives, including our Named Executive Officers, and all members of the Board of Directors. Under this Policy, trading in Company securities is prohibited except during specifically designated windows. Additionally, executives and members of the Board are prohibited from engaging in various trading practices which would suggest speculation in our securities, including short sales, puts, calls, forward sales, equity swaps, or other hedging transactions. Our policy does permit executives and members of the Board to pledge securities as collateral, but only upon prior notice to, and approval from, the Company.

Procedures for Handling Accounting Complaints

The Audit Committee has established procedures for receipt and handling of potential complaints we may receive regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, we have established a confidential reporting system managed by an independent third-party vendor through which employees may report concerns about our business practices. The reporting system provides both a telephone hotline and online reporting options in multiple languages.

Board of Directors’ Role in Risk Oversight

Our Board of Directors recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our stockholders. While our management team has responsibility for the day-to-day assessment and management of potential business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting the proper “tone at the top.”

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In this function, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting management with addressing specific risks, including competitive, legal, regulatory, operational, and financial risks. Each committee of the Board regularly reviews risks related to its area of focus as follows:

•	The Audit Committee reviews potential risks within our financial operations, information technology systems, and internal controls;
•	The Corporate Governance and Nominating Committee reviews potential risks in relation to general governance and compliance matters;
•	The Organization and Compensation Committee reviews risks associated with retention of key executives, how our compensation practices influence executive risk taking, and matters of succession planning; and
•	The Science and Technology Committee reviews potential risks in connection with current technology and potential technology investments.

Each committee reports regularly to the Board on these topics and contributes to the overall Board review of potential business risks.

The Board believes that its current leadership structure and majority independent membership facilitate risk oversight by combining experienced leadership with independent direction from the Board and committees. Both our Chairman and our CEO have in-depth understanding of our history and specific challenges we face as a business. Our CEO’s experience allows him to promptly identify and raise key business risks to the Board and our Chairman’s history with the Company provides the Board with an independent voice who can also provide insight into management decisions and market dynamics based on our specific business operations. The Board believes that the balance between our Chairman, CEO, Lead Director, and the independent committees of the Board enhances our risk oversight process and appropriately limits levels of risk within our enterprise.

Additionally, we maintain both an internal Risk Committee and a Chief Governance Officer position. Our Risk Committee is composed of members of senior management and is responsible for the review of our potential and identified business risks. Regular reports from the Risk Committee are presented to the Board of Directors. The Chief Governance Officer holds responsibility for ensuring compliance training and communication of key policies to our employees. The Board feels that the appointment of executive officers that are directly responsible for monitoring risk and compliance issues ensures active positions dedicated to the identification of potential business risks and enhances the “tone at the top” message of the importance of risk oversight, governance, and compliance.

Risk and Executive Compensation

Our Organization and Compensation Committee reviews and assesses the possible risks related to our executive compensation programs. Based on this assessment, the Organization and Compensation Committee has concluded that our compensation program structure does not create unreasonable risk or the likelihood of a material adverse impact on the Company. In making this determination, the Organization and Compensation Committee considered possible compensation-based risks and means by which potential risks may be mitigated, including through the operation of our internal control structure and the Committee’s oversight. The Organization and Compensation Committee also considered the structure of our compensation plans, including the use of a combination of short- and long-term compensation programs, equity ownership guidelines for our senior executives, capped bonus targets under short-term incentive plans, and clawback provisions for short-term bonus awards.

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Management Succession Planning

At least annually, and more often as deemed appropriate, the Organization and Compensation Committee meets with management to discuss succession plans for our executive management, including our CEO. Succession plans are designed to allow for an orderly transition of the top executive posts either in the ordinary course of business or in response to emergency situations. Management develops and presents plans for identification, mentoring, and continuing development of potential internal candidates for executive leadership positions. The Committee provides oversight, input, and recommendations with regard to the criteria to be used for identification of potential candidates for succession to leadership positions. The Committee also meets with individual members of management occasionally throughout the year to assess leadership development within the executive team.

Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants. The Company’s legal and governance staff is primarily responsible for monitoring and obtaining information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.

KPMG LLP, as our independent registered public accounting firm, reviews our controls around the identification and reporting of related party transactions as required by current accounting standards.

The Corporate Governance and Nominating Committee of our Board reviews and approves or ratifies all transactions between the Company and related parties that are required to be disclosed under SEC rules, and we disclose such transactions in our Proxy Statement.

We have determined that there were no material related party transactions during the 2017 fiscal year.

Compensation Committee Interlocks and Insider Participation

During the 2017 fiscal year, all of the members of the Organization and Compensation Committee were independent directors, no member was an employee or former employee of the Company, and no Committee member had any relationship requiring disclosure as a related party transaction. Also, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Organization and Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and anyone owning more than ten percent of a registered class of our equity securities to file reports with the SEC detailing their ownership and any changes in ownership. SEC regulations also require these persons to provide us with a copy of all reports filed.

Based solely on our review of the copies of reports and related amendments we have received, we believe that during and with respect to the 2017 fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent owners were met.

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REPORT OF THE AUDIT COMMITTEE

Our Audit Committee currently has four members: Jody S. Lindell (Chair), Michael H. Kalkstein, William A. Kozy, and Gary S. Petersmeyer. Our Board has determined that all members of the Audit Committee are independent directors and are financially literate as required by the NYSE. Our Board has also determined that Ms. Lindell meets the qualifications of an audit committee financial expert as defined by the SEC.

The Audit Committee operates under a written charter adopted by the Board in December 2003 and most recently amended in March 2017. The Audit Committee’s charter is available in its entirety on our website at http://www.coopercos.com.

The Audit Committee’s primary duties and responsibilities relate to:

•	The reliability and integrity of our accounting policies and financial reporting and financial disclosure practices;
•	Establishment and maintenance of processes by management to assure that an adequate and effective system of internal controls exists within the Company; and
•	Engagement, retention, and termination of our independent registered public accounting firm.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications, independence and performance of KPMG LLP (“KPMG”), in its role as our independent registered public accounting firm, (v) retention and engagement of KPMG, and (vi) the performance of our internal audit function and review of our internal controls.

Management is responsible for the Company’s internal controls and the financial reporting process. The Committee has engaged Ernst & Young LLP (“EY”) to assist in the assessment of the Company’s internal controls over financial reporting and to provide internal audit services. Such services provided by EY are jointly directed by management and the Audit Committee.

KPMG, as the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report on the audit process. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG regarding the fair and complete presentation of the Company’s financial results.

The Audit Committee held 10 meetings during the 2017 fiscal year, including regular meetings in conjunction with the close of each fiscal quarter, during which the Audit Committee reviewed and discussed the Company’s financial statements with management and KPMG. These Audit Committee meetings routinely include executive sessions of the committee, as well as private sessions with each of KPMG, Internal Audit, EY, and management.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2017 with management and KPMG, and management

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represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP). The Audit Committee discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 “Communication with Audit Committees.”

The Audit Committee also reviewed and discussed with KPMG, Internal Audit, EY, and management the processes and procedures associated with our assessment of internal controls over financial reporting, including management’s assessment of such controls.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by KPMG. Under its charter, the Audit Committee must approve all engagements in advance. All engagements with estimated fees above $150,000 require consideration and approval by the full Audit Committee. The Chair of the Audit Committee has the authority to approve on behalf of the full Audit Committee all engagements with fees estimated to be below $150,000. Management recommendations are considered in connection with such engagements, but management has no authority to approve engagements.

In the 2017 fiscal year, the Audit Committee received both the written disclosures and the letter from KPMG that are mandated by applicable requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee discussed KPMG’s independence from the Company with the lead engagement partner. The Audit Committee or its Chair approved all audit services provided by KPMG for the fiscal year ended October 31, 2017. The total fees paid or payable to KPMG for the last two fiscal years are as follows:

Fiscal Year Ended
	October 31, 2017	October 31, 2016
Audit Fees	$4,539,800	$4,140,000
Audit Related Fees	$-0-	$-0-
Tax Fees	$-0-	$-0-
All Other Fees	$-0-	$-0-

Based on the Audit Committee’s discussions with KPMG, Internal Audit, EY, and management, the Audit Committee’s review of the representations of management, the certifications of the Chief Executive Officer and Chief Financial Officer, and the written disclosures and the letter from KPMG to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017 for filing with the SEC.

THE AUDIT COMMITTEE

Jody S. Lindell (Chair)

Michael H. Kalkstein

William A. Kozy

Gary S. Petersmeyer

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EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding our current executive officers and other senior employees named in this Proxy Statement who are not also directors. The individuals listed below served in the positions set forth as of the date the Notice was mailed.

DANIEL G. MCBRIDE	AGE: 53
EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER / PRESIDENT OF COOPERVISION, INC.

Mr. McBride has served as Executive Vice President and Chief Operating Officer since November 2013 and as the President of CooperVision, our contact lens subsidiary since February 2014. He previously served as our Chief Risk Officer from July 2011 through October 2013, as our General Counsel from November 2007 through January 2014, and as Vice President from July 2006 through October 2013. He also served as Senior Counsel from February 2005 through November 2007. Prior to joining Cooper, Mr. McBride was an attorney with Latham & Watkins LLP from October 1998 to February 2005, concentrating on mergers and acquisitions and corporate finance matters.

ALBERT G. WHITE III	AGE: 48
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & CHIEF STRATEGY OFFICER / CHIEF EXECUTIVE OFFICER OF COOPER MEDICAL, INC.

Mr. White has served as Chief Financial Officer since November 2016. He also serves as Executive Vice President and Chief Strategy Officer, positions he has held since December 2015 and July 2011, respectively. Since August 2015, Mr. White also oversees and directs our women’s healthcare business and is currently Chief Executive Officer of Cooper Medical, Inc., the parent company to CooperSurgical, Inc. Previously, he served as Vice President, Investor Relations from November 2007 through March 2013 and as Vice President and Treasurer from April 2006 through December 2012. Prior to joining the Company, Mr. White was a Director with KeyBanc Capital Markets for three years and held a number of leadership positions within KeyBank National Association over the prior eight years.

CAROL R. KAUFMAN	AGE: 68
EXECUTIVE VICE PRESIDENT, SECRETARY, CHIEF ADMINISTRATIVE OFFICER & CHIEF GOVERNANCE OFFICER

Ms. Kaufman has served as Executive Vice President since July 2012 and Chief Governance Officer since March 2013. She previously served as Senior Vice President of Legal Affairs from December 2004 to July 2012. She has also served as Vice President and Chief Administrative Officer since October 1995 and as Vice President of Legal Affairs and Secretary since March 1996. From January 1989 through September 1995, she served as Vice President, Secretary and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company. She previously held a variety of financial positions with Cooper Laboratories, Inc. (our former parent) since joining that company in 1971. Ms. Kaufman currently serves as a director for Insperity, Inc. (NYSE: NSP), a publicly traded provider of human resources outsourcing options, and is a member of its nominating and corporate governance and compensation committees. She is also a member of the western region advisory board for FM Global, the world’s largest property insurer. She formerly

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served as a director of Chindex International, Inc. (NASDAQ: CHDX) and as a member of its audit and compensation committees and chaired the nominating and corporate governance committees. She also served as a member of the Special Transaction Committee in connection with sale of Chindex to TPG in 2014.

RANDAL L. GOLDEN, ESQ.	AGE: 56
VICE PRESIDENT & GENERAL COUNSEL

Mr. Golden has served as Vice President since November 2014 and as our General Counsel from February 2014. He previously served as our Assistant General Counsel from May 2013 through January 2014. He also served as senior counsel from March 2010, when he joined the Company, until May 2013. Prior to joining Cooper, he served as Senior Director & Legal Counsel at Align Technology, Inc. from 2005 through 2010 and as Director of Legal Affairs & Senior Counsel with Nokia, Inc. from 2000 to 2005. Mr. Golden also held various associate and senior legal positions prior to 2000, focusing on litigation and commercial and business law.

AGOSTINO RICUPATI	AGE: 51
SENIOR VICE PRESIDENT, FINANCE & TAX AND CHIEF ACCOUNTING OFFICER

Mr. Ricupati has served as our Chief Accounting Officer since October 2017 and as Senior Vice President, Finance & Tax since July 2017. Mr. Ricupati previously served as Vice President, Tax for the Company from July 2013 to July 2017. Prior to joining Cooper, he served as International Tax Director for Intel Corp. (NASDAQ: INTC) from 2010 to 2013 and in various other senior finance and tax positions over the past 20 years. He holds a masters degree from DePaul University and is a Certified Public Accountant.

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REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

The Organization and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Organization and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017.

ORGANIZATION AND COMPENSATION COMMITTEE

Michael H. Kalkstein (Chair)

Colleen E. Jay

Jody S. Lindell

Gary S. Petersmeyer

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our philosophy, strategies, policies and practices for compensating our Named Executive Officers (“NEOs”).

The Organization and Compensation Committee of our Board of Directors (referred to below as the “OCC”) oversees our executive compensation program and regularly reviews our program to ensure that we maintain an effective link between pay and performance. The OCC continually monitors for compensation-related risks that could have a material adverse effect on the Company.

This oversight responsibility is described in more detail throughout this Compensation Discussion and Analysis, which also includes information regarding our compensation governance policies and practices, the outcome of our most recent stockholder advisory vote on NEO compensation (the “Say-on-Pay” vote), the use of compensation consultants, and the selection and composition of our peer group.

Our Named Executive Officers

Our NEOs for the 2017 fiscal year are listed below with the titles they held at the end of the fiscal year.

2017 Named Executive Officers
Name	Title
Robert S. Weiss	President & Chief Executive Officer
Daniel G. McBride	Executive Vice President & Chief Operating Officer / President of CooperVision, Inc.
Albert G. White III	Executive Vice President, Chief Financial Officer & Chief Strategy Officer / Chief Executive Officer of Cooper Medical, Inc.
Carol R. Kaufman	Executive Vice President, Secretary, Chief Administrative Officer & Chief Governance Officer
Agostino Ricupati	Senior Vice President, Finance & Tax and Chief Accounting Officer

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The Year in Review

Financial and Operational Highlights

We reported strong financial results for fiscal 2017, with record revenue growth, earnings per share, and free cash flow, and both CooperVision and CooperSurgical successfully closed strategic acquisitions that will create growth for their businesses and continue to expand our global presence. In addition to overall robust financial results, we had a number of other important achievements worthy of note this past year, including:

✓   CooperVision, our contact lens business, closed multiple acquisitions that will expand our global sales presence and develop our specialty lens business to include orthokeratology products for myopia management.

✓   Single use silicone hydrogel contact lens products grew 44% (in constant currency) and CooperVision achieved #1 market share position in both Australia/New Zealand and the UK/Ireland.

2017 Financial Highlights
Revenue:*	$2.139 billion	Up 7%
CooperVision:	$1.674 billion	Up 7%
CooperSurgical:	$464.9 million	Up 4%
EPS:	$7.52	Up 35%
Non-GAAP EPS:	$9.70	Up 15%
Free Cash Flow:	$466.4 million	Up 31%
Stock Price (10/31):	$240.26	Up 36%
* Increases presented pro forma, constant currency

✓	CooperVision launched custom products and new private label arrangements with key customers in the U.S. and internationally and improved our e-commerce services for eye care professionals through EyeCare Prime, including expansion into Europe.

✓	CooperSurgical, our women’s healthcare business, closed a number of strategic acquisitions to expand its invitro fertilization and fertility business globally, including its largest acquisition to-date with the purchase of the Paragard® IUD product from Teva Pharmaceuticals.

✓	CooperSurgical restructured its global organization and acquired new facilities in Costa Rica in order to consolidate manufacturing.

✓	We negotiated a new $1.425 billion term loan, which financed the Paragard® acquisition for CooperSurgical and which will allow greater flexibility for general corporate purposes, including reducing debt on our revolving loan facilities and financing additional acquisitions.

✓	We were named one of the “Top Workplaces” by the Bay Area Newsgroup (8th consecutive year) and executives from CooperVision were recognized for their individual accomplishments, including recognition by the Optometric Center of New York, Financial Executives International, and Vision Monday, and the CooperVision business received five honors at the 2017 Prism Awards.

✓	CooperVision manufacturing in Puerto Rico received the Environmental Innovative Project of the Year Award, as well as 12 other Environmental Sustainability and Occupational Health & Safety Honors, from the Puerto Rico Manufacturers Association at the 2017 Environmental Health and Safety Summit.

✓	CooperVision manufacturing in Scottsville, New York was honored as the 2017 Manufacturing Innovation award recipient for the large company category by the Rochester Business Journal and the Rochester Technology and Manufacturing Association.

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✓	Our corporate wellness program received recognition as one of the Healthiest Employers in the Bay Area by the San Francisco Business Times and the Silicon Valley/San Jose Business Journal (7th consecutive year) and we received recognition from the American Heart Association as a “Fit-Friendly Company” at all of our U.S. locations.

Puerto Rico Recovery Effort

Hurricane Maria struck Puerto Rico in September 2017, impacting the CooperVision manufacturing facility on the island. Our local management team implemented disaster recovery procedures and were able to restore limited operations within one week of the storm and near-full function of our facility within a month. CooperVision also immediately implemented support measures for our employees affected by the hurricane, including providing clean drinking water, emergency kits, and laundry facilities for employees in the immediate aftermath of the storm.

CooperVision continues to work to address the needs of our employees affected by the storm and to assist with local relief efforts. We have established the Puerto Rico Relief Fund, a charitable donation organization which contributes directly to our employees affected by the hurricane and to surrounding communities. Local management has also worked closely with regional utilities, providing technical labor, logistics support, and equipment, to assist with maintaining service to our facility and the surrounding area.

Executive Compensation Highlights

For fiscal 2017 the compensation for our NEOs, including Mr. Weiss, was provided as follows:

•	Base Salary: Base salaries were increased by 3-6% in fiscal 2017, with the exception of Messrs. White and Ricupati. Mr. White’s salary was increased by 10% in connection with his promotion to Chief Financial Officer at the beginning of the 2017 fiscal year. Mr. Ricupati’s salary was increased by a total of 11% in connection with his promotions to Senior Vice President, Finance in July 2017 and Chief Accounting Officer in October 2017.

•	Annual Cash Incentives: Cash bonuses under the 2017 Incentive Payment Plan were paid at between 107-123% of target for our NEOs. (Discussed in more detail below starting on page 31.)

•	Performance Based Equity:

○	Performance Share Awards granted in fiscal 2015 were certified at Target achievement based on 12% annualized growth in earnings per share (EPS) and, accordingly, the NEOs received 100% of target shares under these awards. (Discussed in more detail below starting on page 35.)

○	Performance Share Awards granted in fiscal 2017 require achievement of 9% annualized growth in EPS over the 2017—2019 fiscal years to meet Threshold payment and 12% or 15% annualized growth to meet Target and Outstanding achievement, respectively.

•	Time Based Equity: Fiscal 2017 equity grants were made at the beginning of the fiscal year in the form of stock options and Restricted Stock Units (RSUs) vesting ratably over 5 years. (Discussed in more detail starting on page 36.)

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Compensation Objectives / Pay for Performance

Our executive compensation program is designed to provide
competitive compensation packages to: 1) attract and retain
top-tier talent; and 2) closely link potential compensation with our financial performance. To meet these objectives our
program emphasizes certain principles:	Annual Measures	Long-Term Measures
	Revenue	EPS measured over three-year period
Cash Flow
Non-GAAP EPS

(i)	Connect executive compensation to financial measures that correlate strongly with stockholder returns;

(ii)	Balance short-term operational goals and long-term strategic objectives;

(iii)	Reward achievement of challenging corporate objectives without encouraging inappropriate risk-taking;

(iv)	Recognize the significant role our executive officers play in our overall performance and the responsibilities associated with their roles; and

(v)	Maintain sufficient flexibility to allow recognition of significant individual achievements by our executive officers.

The compensation packages for our NEOs are designed to reward achievement of both short-term and long-term goals, as reflected in specific financial measures, and continued service to the Company. Encouraging long-term service and continued financial achievement has created strong results for us and we have maintained steady growth and returns for our stockholders (see below).

We consider our executive compensation program design to be integral to our success and believe the selected performance measures serve as significant indicators for our continued success.

Revenue (in millions) .	Non-GAAP EPS
Cash Flow (in millions)	Stock Price

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Compensation Governance

The OCC works closely with its independent compensation consultant and management to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices.

THINGS WE DO:

	Entirely independent OCC		Thorough assessment of individual and Company performance and linkage to compensation

	Independent compensation consultant, retained by and reporting only to the OCC		Limited use of employment and change-in-control agreements; all change-in-control payments and benefits subject to “double-trigger” requirements

	A majority of NEO compensation is “at risk”		Robust succession planning process with annual review by the OCC

	Stock ownership guidelines applicable to our NEOs, with our CEO required to hold five times his annual base salary		Perquisites are limited in scope and have specific business rationale

	Annual review of executive compensation program and individual compensation packages		Compensation recovery (“clawback”) provision incorporated in our annual incentive plan
THINGS WE DON’T DO:

❖	No loans to NEOs	❖	No tax gross-ups for NEOs

❖	No Supplemental Executive Retirement Plan or other exceptional deferred compensation options. Also no defined benefit or other actuarial plans which are not available generally to our employees	❖	No hedging or speculative transactions in Company securities; no purchases of Company securities on margin

❖	No stock option repricing, reload options, or option exchanges without stockholder approval	❖	No related party transactions without approval from our Corporate Governance and Nominating Committee

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In addition to these policies and practices, the OCC stays informed and regularly assesses the alignment between our compensation packages and our performance as follows:

•	Regular updates on our business results from management;
•	Review of our quarterly financial statements, management projections, and long-range plans;
•	Review of information regarding our peer group, including reported revenues, profit levels, market capitalization, stockholder returns, compensation components, and disclosed governance policies and practices; and
•	Review of broader, general industry compensation data relative to other companies of our size.

The OCC considers management input, the advice of compensation consultants, and publicly available peer information to be valuable tools in its evaluation of the relationship between executive compensation and Company performance.

2017 Say-on-Pay Vote

The OCC considers the outcome of our annual “Say-on-Pay” vote in determining the design of our executive compensation program and the composition and levels of individual compensation packages.

At our 2017 Annual Meeting of Stockholders, 94% of the votes cast on our Say-on-Pay proposal were voted in favor of the compensation program for our NEOs. The OCC views this result as a strong affirmation of our program structure and considered these results when developing the compensation packages for fiscal 2017 as described in this Compensation Discussion and Analysis.

We also presented a proposal regarding the frequency with which Say-on-Pay proposals are presented to our stockholders, and 91% of votes cast were voted in favor of continuing the annual presentation of our Say-on-Pay vote. As a result of this positive result, the OCC made no significant changes in our compensation program structure and will continue to present a Say-on-Pay vote to our stockholders annually.

Stock Ownership Guidelines

We maintain guidelines for stock ownership by
our NEOs and certain other senior executives.
Under these guidelines the designated
executives are expected to hold a portion of
the shares acquired upon the exercise of stock
options or vesting of full-value stock awards if
their ownership level is below the established
guidelines.	Name	Target Value	Hold on Vest/Exercise
	Robert S. Weiss	5x base salary	100%
	Daniel G. McBride Albert G. White III Carol R. Kaufman	2x base salary	50%
	Agostino Ricupati	1x base salary	25%

The OCC reviewed the guidelines in fiscal 2017 and increased the recommended ownership for Mr. Weiss from 3 times his base salary to 5 times his base salary.

All NEOs were in compliance with the applicable ownership guidelines during fiscal 2017.

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Use of Compensation Consultants

The OCC retains Compensia, a national compensation consulting firm, to provide advice on compensation of our executive officers and the non-employee members of our Board of Directors. Under this engagement, Compensia reports directly to the OCC and does no other work for the Company. The OCC also maintains sole authority to determine the terms of Compensia’s retention and services. A representative of the firm generally attends OCC meetings. Management interaction with Compensia is generally limited to communication of information provided by management to the OCC.

The OCC has reviewed the nature of the relationship between itself and Compensia as an independent consulting firm, and its relationship with the members of Compensia as individuals, for potential conflicts of interest. In conducting this review, the OCC gave consideration to the factors identified by the SEC and the NYSE as possibly contributing to conflicts, including the scope of work performed for the OCC by Compensia, the fees paid to Compensia for services, and any personal or business relationships between our executive officers or members of the OCC and Compensia or its individual members. Based on its review, the OCC has determined there are no conflicts of interest or potential conflicts of interest arising in connection with the OCC’s engagement of Compensia.

Management separately retains Frederic W. Cook & Co., Inc. (“Frederic Cook”) to serve as its compensation consultant and assist in the preparation of information provided to the OCC. Mr. Weiss has final authority for the retention of Frederic Cook. A representative of the firm generally attends OCC meetings as an invited guest, but Frederic Cook does no work directly for the OCC and is not considered to be an independent consultant. The OCC considers recommendations from Frederic Cook on the same basis as recommendations from management.

Role of Management

Frederic Cook provides an annual report analyzing executive officer compensation. This report presents comparative compensation information based on peer group data and contains information regarding key trends in executive compensation for other comparable publicly-traded companies. This information is one factor in evaluating the design of our executive compensation program and the compensation elements and levels provided to our executive officers. Compensia evaluates the recommendations provided by management and reviews the work done by Frederic Cook and advises the OCC on these findings.

In addition to the annual compensation report, Mr. Weiss provides recommendations to the OCC regarding:

(i)	selection of companies for our peer group (as described further below);

(ii)	base salary levels and increases for our executive officers, other than himself;

(iii)	appropriate award targets and achievement under our Incentive Payment Plans;

(iv)	overall annual equity award levels, design and allocation; and

(v)	employment terms and arrangements, stock ownership guidelines, and special compensation awards to executive officers who have demonstrated outstanding performance during the fiscal year or on special projects.

Mr. Weiss uses Frederic Cook’s analyses and guidance to develop these recommendations. The OCC gives full consideration to his recommendations and reviews these recommendations with Compensia before making its own decisions on the compensation of our executive officers. Mr. Weiss does not participate in discussions of his own compensation.

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Peer Group

The OCC uses a peer group for understanding and assessing competitive compensation levels and practices within our industry. It reviews this peer group annually, with consideration given to the recommendations and input of management, Frederic Cook, and Compensia.

Our peer group is drawn from publicly-traded companies headquartered in the United States. Recommendations for peer group companies are based on similarity of product lines or industry and similarity in company size as measured by annual revenue, market capitalization, operating margins, and other financial measures of organizational scope and complexity. For fiscal 2017, companies were considered for inclusion in the peer group that: (i) had revenue and/or market capitalization between 0.5x and 2.0x of the Company in the past fiscal year, (ii) were in the medical device industry, and (iii) were identified as a peer by at least three other current peer companies, used the Company as a peer, or had been identified as a peer by one of the major proxy advisory firms.

The peer group for fiscal 2017 was comprised of the following companies:

Bio-Rad Laboratories, Inc.	Integra Lifesciences Holding Corporation
Bruker Corporation	Mettler-Toledo International, Inc.
Conmed Corporation	PerkinElmer, Inc.
Dentsply Sirona International, Inc.	Resmed, Inc.
Edwards Lifesciences Corporation	Steris Corporation plc
Haemonetics Corporation	Teleflex, Inc.
Hologic, Inc.	Varian Medical Systems, Inc.
IDEXX Laboratories	Waters Corporation
Illumina, Inc.	West Pharmaceutical Services, Inc.

In August 2017 the OCC reviewed our peer group as part of its consideration of compensation planning for fiscal 2018 and determined that no changes would be made.

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Compensation Elements

Compensation for our executive officers is determined based on their current role, recent changes to their responsibilities, and overall execution of duties throughout the prior fiscal year. Company performance, internal alignment among our executive officers, peer group compensation practices, and competitive market changes and conditions are also taken into account.

The primary elements of our executive compensation program are as follows:

Type of Compensation	Purpose	At Risk?
Base Salary (cash)	Provide a minimum level of competitive compensation for our executives	Not at risk
Annual Incentive (cash)	Encourage achievement of short-term business goals as reflected in our annual operating plan.	At risk
Performance-Based Equity Awards (performance share awards)	Reward growth in long-term stockholder value through increases in EPS over a three-year period.	At risk
Time-Based Equity Awards (stock option and RSU awards)
Time-Based Stock Options	Encourage executives to deliver sustained growth in stockholder value	At risk
Time-Based RSUs	Support alignment between executives and stockholders and encourage executive retention	At risk

Each of these elements, other than base salary, require achievement of strong financial results to realize significant (or any) amounts of compensation. Because of this dependence on specific financial metrics (in the case of performance based equity and annual bonus) and significant increases in our stock price (in the case of time-based equity), we consider these elements to be “at risk” for our NEOs.

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In the 2017 fiscal year, approximately 85% of Mr. Weiss’s target total direct compensation and approximately 76% of our other NEO’s target total direct compensation was “at risk”.

Named Executive Officer Compensation Mix 2017 Target Total Direct Compensation
Chief Executive Officer	Average Named Executive Officer

Chief Executive Officer Compensation

Mr. Weiss’ target total direct compensation recognizes his significant role in driving our performance and future growth and his overall responsibility for our strategic direction, management, and leadership. The practices of our peer group and our industry sector are also considered.

In setting Mr. Weiss’ compensation for fiscal 2017, the OCC considered the following factors:

(i)	Mr. Weiss’ personal assessment and the OCC’s own independent assessment of his performance against previously approved objectives for the fiscal year;

(ii)	Our financial and operational results for the fiscal year;

(iii)	An analysis of his compensation relative to the compensation of chief executive officers at companies in our peer group prepared by Frederic Cook; and

(iv)	Advice from Compensia.

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The OCC approved an increase of approximately 2% in Mr. Weiss’ target total direct compensation for fiscal 2017 as set out below:

	2016 CEO Compensation		2017 CEO Compensation		Change
					($)	(%)
Base Salary (1)	$875,000		$925,000		$50,000	6%
Annual Cash Incentive (Target) (2)	$875,000		$925,000		$50,000	6%
Equity Awards (Grant Date Fair Value)
Performance Share Awards (at Target)	$937,132 (7,145 shares	)	$937,132 (5,046 shares	)	$ - 0 -	0%
Stock Options (1)	$3,492,500 (93,777 options	)	$3,492,500 (79,370 options	)	$ - 0 -	0%
TOTAL TARGET COMPENSATION	$6,179,632		$6,279,632		$100,000	2%
(1)	Base salary and equity award decisions for Mr. Weiss were made at the beginning of the fiscal year and prior year results were considered in setting these compensation amounts. Equity award amounts represent the grant values approved by the OCC and may vary from recognized compensation expense (presented in the Summary Compensation Table on page 40). Options are valued using a Black-Scholes option pricing model.
(2)	Represents the target annual cash incentive opportunity under our Incentive Payment Plan. For both years, target achievement was set at 100% of Mr. Weiss’ base salary. Actual achievement under the 2016 IPP was $1,117,375 (127.7% of $875,000) and achievement under the 2017 IPP was $1,138,675 (123.1% of $925,000).

Incentive Payment Plan (“IPP”)

Fiscal 2017 Performance Measurement

The OCC approves an annual Incentive Payment Plan, or IPP, to provide annual performance-based cash incentive opportunities. Target levels for the pre-established performance measures used in the IPP are based on budgeted goals reflected in our annual operating plan. The IPP is discussed in more detail in the narrative to the Grants of Plan Based Awards Table on page 42.

Each NEO’s opportunity under the IPP is allocated into two components:

(i)	75% of the target award is tied to quantitative, pre-established targets for financial performance; and
(ii)	25% of the target is discretionary and intended to recognize other strategic, operational, and individual accomplishments not specifically quantified elsewhere in the IPP.

Taken together, these elements of the IPP encourage our executive officers, including our NEOs, to focus on both immediate business objectives and financial performance as well as other factors that support longer-term performance.

Financial targets were based on our annual operating plan, as approved by our Board of Directors at the beginning of fiscal 2017. Targets were subject to adjustment for acquisitions and/or divestitures or other items during the fiscal year as determined by the OCC. The table below describes the relationship between the earned award and Company performance for each of the finance measures

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included in the 2017 IPP. No award was payable with respect to any financial performance measure that did not reach its minimum achievement threshold. For each NEO, the incentive that can be paid for any individual financial performance measure was capped at 200%.

IPP Achievement Required to Attain Payout

Performance Measure	Threshold	Target	Maximum
Revenue	90%	100%	110%
Earnings Per Share	85%	100%	120%
Cash Flow	85%	100%	120%
(1)	Threshold represents the minimum possible payout, as presented in the Grants of Plan Based Awards table on pg. 42. Target achievement provides for payout of 100% of target bonus amounts and Maximum is capped at 200% of Target.

Further, any two of the three quantitative measures were required to exceed 95% of their target level before awards for any quantitative performance measure could exceed 100% of target.

In addition to approving the calculation of achievement based on financial results under the 2017 IPP (discussed in more detail below), the OCC also had the separate authority to reduce the quantitative portion of the bonus by up to 25%. This determination would be based on any facts and circumstances the OCC considered to be in the Company’s best interests. Award payments could also be reduced or cancelled by the OCC if a review of the results for the first two months of fiscal 2018 reflected anomalous unfavorable events that were attributable to fiscal 2017. The OCC did not determine that any adjustments to awards for fiscal 2017 were necessary under these provisions.

The discretionary component of individual IPP awards is based entirely on the OCC’s assessment of executive performance during the fiscal year. The discretionary component allows the OCC the flexibility to recognize factors such as:

•	The personal contributions of the NEOs to the performance of the Company during the fiscal year;
•	Leadership and operational achievements of each NEO, including those that may not be explicitly reflected in current year financial results (e.g. leadership development and succession planning, identification and/or execution of business development opportunities, etc);
•	Business achievements that may not be fully reflected in the Company’s financial performance during the fiscal year; and
•	Special circumstances that may have impacted the determination of the quantitative portion of the bonus.

The OCC believes this flexibility, which can account for factors that impact our results either positively or negatively, is important to connect cash incentive awards with its assessment of executive achievement in individual roles.

2017 IPP Results

Financial Measure Achievement

In approving the actual achievement levels for fiscal 2017, the OCC reviewed management’s presentation of our financial results and gave consideration to the events during the fiscal year that impacted budget targets. On review, the OCC approved achievement under the 2017 IPP based on the GAAP results as reported for the Company with no adjustments.

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The target levels for each of the financial performance measures, our actual achievement as approved by the OCC, and the associated award amounts earned with respect to each of these measures under the 2017 IPP is set out below, and a full discussion of our financial results can be found in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended October 31, 2017.

Corporate Achievement

(Basis of Awards Paid to NEOs)

Award Factor	Budget Target ($ in Millions; except EPS)	Achievement ($ in Millions; except EPS) (% of Target)	Achievement Under 2017 IPP	Target Achievement / Weighting	Weighted Achievement
Revenue	$2,178.6	$2,154.6 (98.9%)	92.6%	25%	23.2%
EPS	$7.53	$7.52 (99.9%)	99.7%	25%	24.9%
Cash Flow (consolidated)	$356.8	$466.5 (130.7%)	200%	25%	50%
Total Achievement				75%	98.1%

Discretionary Award Determinations

As discussed above, the 2017 IPP provides for 25% of each NEO’s target annual cash incentive opportunity to be entirely at the discretion of the OCC and not linked to the quantitative financial measures under the 2017 IPP. The IPP achievement of the discretionary portion may range from 0% to a percentage deemed appropriate by the OCC, subject to a cap on the total bonus earned by any NEO equal to 200% of their target award.

In determining the discretionary payout for each NEO, the OCC made an independent assessment of individual performance and leadership, operational achievements not otherwise enumerated in the 2017 IPP, and such other factors as the OCC considers indicative of executive performance, including those described under The Year in Review above at page 22 and factors such as market share growth, new product launches, business development, and executive leadership.

There is no formulaic relationship between the OCC’s assessment of each NEO and the payout of the discretionary component of the IPP. The OCC does not rely on a formal performance evaluation or consider achievement of pre-established goals for each NEO, other than the Chief Executive Officer. The OCC does consider, among other factors, the input of our Chief Executive Officer regarding recommended award levels (other than in respect to his own IPP award) and the performance of the other NEOs, and each executive’s self-assessment of accomplishments within their area of responsibility.

For fiscal 2017, the OCC chose to make discretionary awards in the amounts described below for each NEO.

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Named Executive Officer Awards Under the 2017 IPP

Executive	Quantitative Factor Achievement	Discretionary Award	Total Award Achievement	Target Award		Actual Award Paid
				($)	(% of Base Salary)	($)	(% of Base Salary)
Robert S. Weiss	98.1%	25%	123.1%	$925,000	100%	$1,138,675	123%
Daniel G. McBride (1)	92.9%	30%	122.9%	$367,500	70%	$451,609	86%
Albert G. White III (1)	77.4%	30%	107.4%	$367,500	70%	$394,646	75%
Carol R. Kaufman	98.1%	25%	123.1%	$280,800	60%	$345,591	74%
Agostino Ricupati	98.1%	25%	123.1%	$147,241	45%	$181,215	52%
(1)	Mr. McBride’s achievement reflects weighting based on CooperVision performance due to his role as President of CooperVision and Mr. White’s achievement reflects weighting based on CooperSurgical performance based on his role as Chief Executive Officer of Cooper Medical.

Long-Term Incentive Compensation

The OCC uses a combination of performance-based and time-vested equity awards to deliver long-term incentive compensation to our executive officers, including our NEOs. The OCC believes the combination of performance-based and time-vested awards maximizes retention value, effectively links our executive officers’ long-term compensation opportunities to stockholder gains, and controls cost to the Company. The OCC discusses appropriate award design with its compensation consultant and management to set challenging performance goals and award terms that drive a long-term focus on strategic objectives.

In setting award amounts for our executive officers, including our NEOs, the OCC considers recommendations from management and Frederic Cook, as well as advice from Compensia. The OCC also reviews historical grant levels based on the role and position of each executive officer, as well as economic and accounting implications, when determining the type and appropriate size of individual awards. Equity awards are generally granted in the first quarter of the fiscal year, after financial results for the prior fiscal year are available.

The OCC may also grant equity awards periodically to new hires, upon a promotion or other circumstances, or to accomplish specific retention goals. When such awards are approved, the grant date is set by the OCC. Grant dates are never set prior to the date of approval by the OCC.

Performance Share Awards

Our NEOs receive performance based equity awards that require achievement of pre-established increases in EPS over a three-year performance period. These awards are designed to reflect the direct influence of our NEOs on our long-term financial performance. The OCC has selected compounded EPS growth over a three-year period as the performance measure for these awards due to its belief that this measure provides a strong link to stockholder returns.

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Fiscal 2017 Performance Share Awards

The performance share awards granted in fiscal 2017 have three possible achievement levels and no shares will be earned under these awards unless at least 9% compounded growth in non-GAAP EPS is achieved. Once this threshold is achieved, the number of shares awarded will be prorated between achievement levels depending on actual non-GAAP EPS achievement. The maximum payout under these awards is capped at 150% of Target shares and requires 15% compounded non-GAAP EPS growth.	2017 Performance Share Award Targets
	Performance Level	Award Achievement	Required EPS Growth: FY2017 - 19
	Outstanding	150%	15%
	Target	100%	12%
	Threshold	50%	9%

In setting targets for each grant of performance share awards, the OCC considers our ongoing performance and the level of achievement under prior performance share awards. Target levels are set to require significantly challenging, but attainable, levels of growth. The OCC reviews these target achievement levels with its compensation consultant to ensure that they are reasonable and appropriate. The OCC also considers the objectives for long-term growth set by our Board of Directors, the Company’s historical achievements, and the OCC’s goals for executive compensation. The amount of these performance share awards was determined based on their target accounting value. In setting award levels, the OCC considered competitive market practices and the analyses provided by Frederic Cook and Compensia.

For the 2017 fiscal year, the OCC modified its grant practices to limit performance share awards to select senior executives, as identified below:

2017 Performance Share Awards
Name	Grant Date Fair Value			Shares at Achievement
	Threshold	Target	Maximum	Threshold	Target	Maximum
Robert S. Weiss	$468,546	$937,093	$1,405,639	2,523	5,046	7,569
Daniel G. McBride	$216,445	$432,890	$649,355	1,166	2,331	3,497
Albert G. White III	$216,445	$432,890	$649,355	1,166	2,331	3,497
Carol R. Kaufman	$189,610	$379,220	$568,830	1,021	2,042	3,063

For other executives, including Mr. Ricupati, the Compensation Committee determined that a mix of time vesting stock options and RSUs provide strong alignment with company performance, effectively support retention objectives, and align with competitive market practice. Performance shares were not granted more broadly based in part on the less direct relationship between individual performance and company EPS growth over a multi-year time horizon, with consideration given to the variety of factors that can impact results, but that are not transparent to a broader group of executives. Such factors include currency fluctuations and the impact of acquisitions during the performance period.

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Results for Fiscal 2015 Performance Share Awards

The performance share awards granted in fiscal 2015 completed their performance cycle at the end of fiscal 2017. Based on our EPS growth over the three-year performance period, the OCC certified achievement of the “Target” level for these awards.

As granted, these awards provide for achievement based on reported EPS, as modified by the Committee for extraordinary, non-recurring, and/or unusual events. In determining achievement, the OCC considered reported GAAP EPS for fiscal 2017 and determined that adjustments related to	Performance Level	EPS Targets
	Outstanding	≥ $8.38
	Target	$7.74 to <$8.38
	Threshold	$7.33 to <$7.74
	Below Threshold	<$7.33
recovery from Hurricane Maria, certain litigation expenses, and certain acquisition activity would be appropriate in considering actual achievement. The OCC also considered adjustments to review EPS results on a constant currency basis and excluding amortization of intangible assets. The OCC has approved this methodology for determination of achievement for performance share awards going forward.

Based on this methodology, adjusted EPS was confirmed at $7.77 and achievement was certified to be at or above the requirements for Target payout. As granted, these awards do not provide for proration between levels of achievement. Therefore, the NEOs will receive 100% of the target shares with no adjustments as follows:

Achievement under 2015 Performance Share Awards
(Performance Cycle: November 2014 to October 2017)
Name	Possible Shares
	Threshold (10% growth)	Target (12% growth)	Maximum (15% growth)
Robert S. Weiss	2,699	5,398	8,097
Daniel G. McBride	1,247	2,494	3,741
Albert G. White III	872	1,743	2,615
Carol R. Kaufman	1,092	2,184	3,276
Agostino Ricupati	653	1,305	1,958

Time-Vested Stock Options and Restricted Stock Units

The OCC also uses equity awards with time-based vesting to encourage executive retention while maintaining a link to long-term Company performance. Time-based vesting requires continued service to benefit from these equity awards, and the potential compensation realizable by our executive officers, including our NEOs, is dependent on increases in the market price of our common stock over time.

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In fiscal 2017 our NEOs were granted either time-vested stock option awards or a combination of time-vested stock options and time-vested RSUs. The OCC believes that these award types have strong retention value while also closely linking executive compensation to stockholder gains. Stock options only have value to the recipient if we also see growth in our stock price, putting a portion of the executives’ compensation at risk of no return, and RSUs provide guaranteed value if the executive remains with the Company. Both award types provide the opportunity for long-term gain tied to stockholder returns while also encouraging longevity and stable management for the Company.

The amount of equity grants was determined based on target accounting value and our stock price at the time of grant. In setting award levels, the OCC considered competitive market practices and the analyses provided by Frederic Cook and Compensia. These awards generally vest ratably over a five-year period starting on the first anniversary of the date of grant. Mr. Ricupati also received a grant of RSUs in lieu of performance share awards. These shares will vest in full after three years.

Grants to NEOs in 2017 fiscal year
Name	Stock Options		RSUs
	Grant Date Fair Value	Options Granted	Grant Date Fair Value	RSUs Granted
Robert S. Weiss	$3,492,280	79,370	$-0-	-0-
Daniel G. McBride	$1,264,912	28,748	$-0-	-0-
Albert G. White III	$1,264,912	28,748	$-0-	-0-
Carol R. Kaufman	$956,560	21,740	$-0-	-0-
Agostino Ricupati	$155,012	3,523	$507,998	2,483

Employee Benefits & Perquisites

Our NEOs are eligible to receive benefits under programs provided to our employees generally, including participation in our 401(k) plan (with matching contributions up to a specified dollar value, set annually), benefits under our Retirement Income Plan (a defined benefit plan), health, life and disability insurance, and severance payments and benefits in accordance with our standard separation policy. Matching contributions to our 401(k) plan are equal to the matching contributions provided to employees generally. Benefits under the Retirement Income Plan are discussed in more detail in the Narrative to the Pension Benefits Table on page 48.

Our NEOs also participate in our Change-in-Control Severance Plan, under which they have change in control agreements that provide for severance benefits if the participating executives were to be terminated within a specified time after a change in control of the Company. These agreements are discussed in more detail in the section titled Potential Payments on Termination or a Change in Control on page 49.

Our NEOs also receive limited perquisites or other personal benefits, generally in the form of automobile allowances and expenses, income attributable to life insurance policies, and some limited reimbursement for spousal travel to business functions. In all cases, the OCC reviews these amounts

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and takes them into consideration when reviewing overall executive compensation. We only provide perquisites or other personal benefits to our executive officers, including our NEOs, in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code has generally provided that publicly held companies may not deduct compensation in excess of $1 million paid in any fiscal year to its chief executive officer and the other three most highly compensated NEOs employed at the end of the year (other than its chief financial officer), with the exception that, pursuant to regulations issued by the U.S. Treasury Department, a limited exemption to the Section 162(m) deduction limit applies with respect to “qualified performance-based compensation.”

Based on these regulations, the OCC has historically considered ways to maintain the tax deductibility of the compensation for our NEOs without limiting its discretion to compensate our executive officers in ways that will incentivize stockholder returns.

As part of the 2017 Tax Cuts & Jobs Act, the ability to rely on the performance-based compensation exception was eliminated and the limitation on deductibility generally was expanded to include all NEOs. As a result of the 2017 Tax Reform Act, the Company will no longer be able to deduct any compensation paid to its NEOs in excess of $1 million for any grants made after November 2, 2017. The OCC will be assessing the impact of the 2017 Tax Cuts & Jobs Act, and the amendments to Section 162(m) included in that legislation, to determine what adjustments to our executive compensation practices, if any, it considers appropriate. The OCC has the discretion to provide compensation which may not be deductible by reason of Section 162(m).

Equity Compensation

Our equity compensation plan is designed to be performance-based and the performance share awards granted to executives in fiscal 2017 are intended to qualify as performance-based compensation under Section 162(m). Stock options granted at or above market value prior to November 2, 2017 are also intended to be performance-based compensation and deductible under Section 162(m). However, time-vested full value equity awards will not be qualified as performance-based and may not be deductible.

Annual Cash Incentive

The 2017 Incentive Payment Plan is governed by the 2017 Executive Incentive Plan approved by our stockholders in March 2017. The Executive Incentive Plan is intended to qualify our executive cash bonuses granted in 2017 as “performance-based compensation” for purposes of IRC Section 162(m).

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Conclusion

The OCC believes that each element of executive compensation and the total compensation provided to each of our NEOs is reasonable, competitive, and appropriate. The amount of compensation payable to our NEOs depends largely on our financial performance and returns to our stockholders. The OCC believes that our executive compensation program provides an appropriate mix of elements that will allow us to continue to attract, retain, and motivate a top performing management team, without encouraging excessive or inappropriate risk-taking by our executive officers and that its compensation arrangements create incentives that drive our continued strong financial performance.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows compensation paid to the individuals who served as our Named Executive Officers during the past fiscal year.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value (3)	All Other Compensation (4)	Total Compensation
Robert S. Weiss	2017	$925,000	$284,669	$3,492,280	$937,093	$854,006	$ -0-	$64,066	$6,557,113
President & Chief Executive Officer	2016	$875,000	$279,344	$3,492,255	$937,067	$838,031	$35,700	$51,205	$6,508,603
	2015	$875,000	$218,750	$3,174,997	$851,912	$470,750	$81,407	$73,613	$5,746,429

Daniel G. McBride	2017	$525,000	$112,902	$1,264,912	$432,890	$338,707	$34,564	$32,622	$2,741,597
Executive Vice President & Chief Operating Officer / President, CooperVision, Inc.	2016	$495,000	$108,671	$2,264,825	$432,926	$326,013	$56,270	$28,004	$3,711,709
	2015	$495,000	$86,625	$575,001	$968,561	$186,764	$49,632	$49,526	$2,411,109

Albert G. White III	2017	$525,000	$98,662	$1,264,912	$432,890	$295,985	$28,074	$15,583	$2,661,105
Executive Vice President & Chief Strategy Officer / Chief Executive Officer, Cooper Medical, Inc.	2016	$475,000	$110,972	$1,999,862	$432,926	$332,916	$48,059	$19,164	$3,418,900
	2015	$425,000	$58,438	$367,052	$642,158	$125,758	$38,870	$17,146	$1,674,420

Carol R. Kaufman	2017	$468,000	$86,398	$956,560	$379,220	$259,193	$18,072	$65,213	$2,232,656
Executive Vice President, Secretary, Chief Administrative Officer & Chief Governance Officer	2016	$454,000	$86,964	$956,584	$379,155	$260,891	$51,681	$42,956	$2,232,230
	2015	$454,000	$68,100	$434,842	$779,589	$146,551	$75,245	$59,334	$2,017,661

Agostino Ricupati	2017	$327,202	$45,304	$155,012	$507,998	$135,911	$26,946	$15,950	$1,214,322
Senior Vice President, Finance and Tax & Chief Accounting Officer

(1)	Amounts shown in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns reflect the cash incentive bonuses awarded under our 2017 Incentive Payment Plan. Amounts shown in the “Bonus” column represent the portion of the award based on the discretion of our Compensation Committee and amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the portion of the bonus determined by quantitative factors. The structure of our Incentive Payment Plan is discussed in more detail below in the narrative discussion following the Grants of Plan Based Awards Table on page 42 as well as in our Compensation Discussion and Analysis on page 21.
(2)	Amounts shown in the “Option Awards” and “Stock Awards” columns reflect the aggregate grant date fair value of stock option, restricted stock unit, and performance share awards granted to each Named Executive Officer with respect to the 2017, 2016, and 2015 fiscal years in accordance with FASB Accounting Standards Codification Topic 718 (ASC 718), Compensation-Stock Compensation. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2017. These awards are discussed in more detail below in the narrative discussion following the Grants of Plan Based Awards Table on page 42 and in the Compensation Discussion and Analysis on page 21.
(3)	Change in value of accumulated pension benefits for the 2017 fiscal year was calculated as the difference between the value of accumulated benefits at October 31, 2017 and the value of accumulated benefits at October 31, 2016. The value of benefits at October 31, 2017 is based on a 3.75% discount rate and the adjusted RP-2014 base mortality rates with projection scale MP-2017; the value of benefits at October 31, 2016 is based on a 3.74% discount rate and the adjusted RP-2014 base mortality rates with projection scale MP-2016; and the value of benefits October 31, 2015 is based on a 4.25% discount rate and the adjusted RP-2014 base mortality rates with projection scale MP-2015. For the period from October 31, 2016 to October 31, 2017, Mr. Weiss’ accumulated value decreased by $120.

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(4)	Amounts included in the All Other Compensation column include the following:

Name	Year	Company’s 401(k) Contributions	Automobile allowance and expenses	Income associated to life insurance	Personal Travel / Other
Robert S. Weiss	2017	$4,000	$9,256	$4,064	$46,745
	2016	$3,700	$9,754	$11,430	$48,729
	2015	$3,700	$10,339	$11,430	$66
Daniel G. McBride	2017	$4,000	$8,967	$2,070	$17,585
	2016	$3,700	$11,283	$2,156	$32,387
	2015	$3,700	$11,431	$1,950	$11
Albert G. White III	2017	$4,000	$10,123	$1,350	$110
	2016	$3,700	$12,102	$1,344	$ -0-
	2015	$3,700	$13,904	$1,222	$11
Carol R. Kaufman	2017	$4,000	$12,990	$11,430	$36,793
	2016	$3,700	$10,233	$11,430	$33,970
	2015	$3,700	$13,442	$10,515	$ -0-
Agostino Ricupati	2017	$4,000	$10,373	$1,577	$ -0-

Personal Travel / Other amounts represent airfare, food, lodging, and other expenses paid for these executives in connection with Company events and other amounts determined to not be reimbursable expenses under IRS regulations.

Performance Share Awards

Amounts included in the “Stock Awards” column of the Summary Compensation Table include the value of deferred share awards granted as Performance Share Awards. These awards are designed to deliver a variable number of shares depending on the achievement of specified levels of growth in our earnings per share over a three-year period. If these awards do not achieve at least the threshold level of achievement, no shares will be distributed.

The value of the awards presented in the Summary Compensation Table for fiscal 2017 is based on the target level of achievement. The following table shows the grant date value of these awards at each level of possible achievement. Each of these awards is subject to interpolation between levels of achievement.

Name	Threshold Achievement (50% of target)	Target Achievement	Maximum Achievement (150% of target)
Robert S. Weiss	$468,546	$937,093	$1,405,639
Daniel G. McBride	$216,445	$432,890	$649,335
Albert G. White III	$216,445	$432,890	$649,335
Carol R. Kaufman	$189,610	$379,220	$568,830

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Equity award grants are discussed in more detail in the Compensation Discussion and Analysis beginning on page 21.

Grants of Plan Based Awards Table

This table presents information regarding the possible awards payable under our 2017 Incentive Payment Plan and the value of certain equity awards made in the 2017 fiscal year. Our equity grant practices and calculation of awards under the 2017 Incentive Payment Plan are discussed in more detail below and in the Compensation Discussion and Analysis on page 21.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Robert S. Weiss	12/12/2017	$115,163	$925,000	$1,850,000	-0-	-0-	-0-	-0-	-0-	$ -0-
	12/13/2016	$ -0-	$ -0-	$ -0-	-0-	-0-	-0-	-0-	79,370	$3,492,280
	2/1/2017	$ -0-	$ -0-	$ -0-	2,523	5,046	7,569	-0-	-0-	$937,093
Daniel G. McBride	12/12/2017	$27,452	$367,500	$735,000	-0-	-0-	-0-	-0-	-0-	$ -0-
	12/13/2016	$ -0-	$ -0-	$ -0-	-0-	-0-	-0-	-0-	28,748	$1,264,912
	2/1/2017	$ -0-	$ -0-	$ -0-	1,166	2,331	3,497	-0-	-0-	$432,890
Albert G. White III	12/12/2017	$27,452	$367,500	$735,000	-0-	-0-	-0-	-0-	-0-	$ -0-
	12/13/2016	$ -0-	$ -0-	$ -0-	-0-	-0-	-0-	-0-	28,748	$1,264,912
	2/1/2017	$ -0-	$ -0-	$ -0-	1,166	2,331	3,497	-0-	-0-	$432,890
Carol R. Kaufman	12/12/2017	$34,960	$280,800	$561,600	-0-	-0-	-0-	-0-	-0-	$ -0-
	12/13/2016	$ -0-	$ -0-	$ -0-	-0-	-0-	-0-	-0-	21,740	$956,560
	2/1/2017	$ -0-	$ -0-	$ -0-	1,021	2,042	3,063	-0-	-0-	$379,220
Agostino Ricupati	12/12/2017	$18,331	$147,241	$294,482	-0-	-0-	-0-	-0-	-0-	$ -0-
	12/13/2016	$ -0-	$ -0-	$ -0-	-0-	-0-	-0-	-0-	3,523	$155,012
	12/13/2016	$ -0-	$ -0-	$ -0-	-0-	-0-	-0-	884	-0-	$154,974
	2/1/2017	$ -0-	$ -0-	$ -0-	-0-	-0-	-0-	555	-0-	$103,069
	7/1/2017	$ -0-	$ -0-	$ -0-	-0-	-0-	-0-	1,044	-0-	$249,954
(1)	Amounts represent the threshold, target, and maximum cash bonus amounts which could have been paid to each Named Executive Officer under our 2017 Incentive Payment Plan, or IPP. The final award amounts for the 2017 IPP were approved on the date indicated in the “Grant Date” column and the value of the final award amounts are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 21.
(2)	Amounts represent the threshold, target, and maximum amounts of shares distributable under performance share awards granted on February 1, 2017 under our 2007 Long-Term Incentive Plan. Awards will vest on the achievement of specified levels of earnings per share in the 2019 fiscal year.
(3)	Restricted Stock Unit awards listed in the column were granted on the date indicated in the Grant Date column and vest ratably over five years, with the exception of the award granted to Mr. Ricupati on February 1, 2017 which will fully vest on the third anniversary of the date of grant.
(4)

Option awards listed in this column were granted on December 13, 2016 at an exercise price of $175.31. The options granted will vest in equal portions on each of the first through fifth anniversaries of the date of grant. The options were granted at 100% of fair market value on the date of grant and expire on December 13, 2026. Due to provisions in the award allowing this grant to continue vesting after their retirement, options granted to Mr. Weiss and Ms. Kaufman were considered vested for accounting purposes on the first anniversary of the date of grant, but exercisability of these awards is restricted to the same vesting schedule as other grants on this date. If either Mr. Weiss or Ms. Kaufman

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provides services to, or owns more than 5% of, a competitor after their date of retirement, they will forfeit any remaining outstanding options.
(5)	Amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value recognized with respect to the 2017 fiscal year in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2017.

Annual Non-Equity Incentives

The Compensation Committee adopts an annual Incentive Payment Plan, or IPP, to provide for short-term cash incentive awards tied to the achievement of our business goals. Financial targets are derived from our approved fiscal year budget. The IPP is governed by the 2017 Executive Incentive Plan (the “2017 EIP”), as approved by stockholders in March 2017. Under the 2017 EIP, awards under the IPP potentially qualify for tax deductibility under Internal Revenue Code Section 162(m).

Participation levels in the IPP are set by the Compensation Committee for our executives. Targets represent a designated percentage of base salary for the fiscal year and that percentage controls the potential award that can be achieved under the IPP as follows:

As presented in the Grants of Plan Based Awards Table, target amounts represent the potential bonus that would be paid on 100% achievement of both quantitative factors and the discretionary portion of awards. Threshold amounts represent the minimum achievement necessary for payment on only the lowest weighted quantitative factor and no award of discretionary amounts. All awards are capped at a maximum of 200% of the target bonus opportunity.

Specific budget targets and actual achievement under the 2017 IPP are discussed in more detail in the Compensation Discussion and Analysis on page 21.

Equity Awards

We grant equity incentive awards as a tool to promote retention and to connect compensation with our long-term performance and stockholder returns. These awards are granted under our 2007 Long-Term Incentive Plan (as restated and amended in March 2016) and may vest based on continued service over time and/or performance criteria.

The Compensation Committee utilizes a mixture of equity award types, including stock options and performance shares. Stock options are granted at 100% of fair market value on the date of grant and have a 10-year life. Options vest over a five-year period. Performance share awards vest on the achievement of specified levels of earnings per share over a three-year performance period.

Equity award grants are discussed in more detail in the Compensation Discussion and Analysis beginning on page 21.

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Outstanding Equity Awards at Fiscal Year End Table

This table provides information regarding the equity award holdings of the Named Executive Officers as of the end of the 2017 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Robert S. Weiss	10,000	-	$58.07	12/13/2020	(1)
	22,500	-	$58.07	12/13/2020	(2)
	18,385	18,384	$95.74	12/12/2022	(3)
	43,907	29,271	$119.89	12/11/2023	(5)
	26,078	39,117	$162.28	12/9/2024	(7)
					(9)			8,097	$1,945,385
	18,756	75,021	$131.60	12/9/2025	(10)
					(12)			10,718	$2,574,987
	-	79,370	$175.31	12/13/2026	(13)
					(14)			7,569	$1,818,528
Daniel G. McBride	8,248	2,062	$95.74	12/12/2022	(3)
					(4)	680	$163,377
	7,189	4,792	$119.89	12/11/2023	(5)
					(6)	1,668	$400,754
	4,723	7,084	$162.28	12/9/2024	(7)
					(8)	2,125	$510,553
					(9)			3,741	$898,813
	6,794	27,172	$131.60	12/9/2025	(10)
	-	26,851	$131.60	12/9/2025	(11)
					(12)			4,952	$1,189,647
	-	28,748	$175.31	12/13/2026	(13)
					(14)			3,497	$840,069
Albert G. White III	8,248	2,062	$95.74	12/12/2022	(3)
					(4)	680	$163,377
	4,918	3,278	$119.89	12/11/2023	(5)
					(6)	1,141	$274,137
	3,015	4,522	$162.28	12/9/2024	(7)
					(8)	1,357	$326,033
					(9)			2,615	$628,160
	5,371	21,480	$131.60	12/9/2025	(10)
	-	26,851	$131.60	12/9/2025	(11)
					(12)			4,952	$1,189,647
	-	28,748	$175.31	12/13/2026	(13)
					(14)			3,497	$840,069

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Carol R. Kaufman	10,690	2,672	$95.74	12/12/2022	(3)
					(4)	882	$211,909
	6,252	4,167	$119.89	12/11/2023	(5)
					(6)	1,450	$348,377
	3,572	5,357	$162.28	12/9/2024	(7)
					(8)	1,608	$386,338
					(9)			3,276	$787,092
	5,138	20,549	$131.60	12/9/2025	(10)
					(12)			4,337	$1,041,887
	-	21,740	$175.31	12/13/2026	(13)
					(14)			3,063	$735,916
Agostino Ricupati	-	1,485	$119.89	12/11/2023	(5)
					(6)	517	$124,214
	1,274	1,909	$162.28	12/9/2024	(7)
					(8)	573	$137,669
					(9)			1,958	$ 470,309
	-	3,329	$131.60	12/9/2025	(10)
					(15)	942	$226,325
					(12)			2,357	$ 566,173
	-	3,523	$175.31	12/13/2026	(13)
					(16)	1,044	$250,831
					(17)	884	$212,390
					(18)	555	$133,344
(1)	Options were granted on December 13, 2010 and became vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.
(2)	Options were granted on December 13, 2010 and became vested and exercisable in equal portions on each of the first through fourth anniversaries of the date of grant.
(3)	Options were granted on December 12, 2012 and became vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.
(4)	Award granted as RSUs on December 12, 2012 and valued at $240.26 per share, the closing price of our stock on October 31, 2017. The units vested in equal portions on each of January 8, 2014, January 8, 2015, January 8, 2016, January 8, 2017, and January 8, 2018.
(5)	Options were granted on December 11, 2013 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant. Due to provisions in these awards allowing these grants to continue vesting after termination due to retirement, the options granted to Mr. Weiss and Ms. Kaufman were considered vested for accounting purposes on the first anniversary of their date of grant, but exercisability of these awards is restricted to the same vesting schedule as other grants on this date. If either Mr. Weiss or Ms. Kaufman provides services to, or owns more than 5% of, a competitor after their date of retirement, they will forfeit any remaining outstanding options.
(6)

Award granted as RSUs on December 11, 2013 and valued at $240.26 per share, the closing price of our stock on October 31, 2017. The units vest in equal portions on each of January 8, 2015, January 8, 2016, January 8, 2017, January 8, 2018 and January 8, 2019. Due to provisions in the award allowing this grant

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to continue vesting after termination due to retirement, RSUs granted to Ms. Kaufman were considered vested for accounting purposes on the first anniversary of the date of grant, but release of shares under this award will occur on the same schedule as other grants on this date. If Ms. Kaufman provides services to, or owns more than 5% of, a competitor after her retirement, she will forfeit any right to the remaining outstanding shares under this award.
(7)	Options were granted on December 9, 2014 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant. Due to provisions in these awards allowing these grants to continue vesting after termination due to retirement, the options granted to Mr. Weiss and Ms. Kaufman were considered vested for accounting purposes on the first anniversary of their date of grant, but exercisability of these awards is restricted to the same vesting schedule as other grants on this date. If either Mr. Weiss or Ms. Kaufman provides services to, or owns more than 5% of, a competitor after their date of retirement, they will forfeit any remaining outstanding options.
(8)	Award granted as RSUs on December 9, 2014 and valued at $240.26 per share, the closing price of our stock on October 31, 2017. The units vest in equal portions on each of January 8, 2016, January 8, 2017, January 8, 2018, January 8, 2019 and January 8, 2020. Due to provisions in the award allowing this grant to continue vesting after termination due to retirement, RSUs granted to Ms. Kaufman were considered vested for accounting purposes on the first anniversary of the date of grant, but release of shares under this award will occur on the same schedule as other grants on this date. If Ms. Kaufman provides services to, or owns more than 5% of, a competitor after her retirement, she will forfeit any right to the remaining outstanding shares under this award.
(9)	Performance share awards granted on February 2, 2015 which vested based on the achievement of specified levels of growth in earnings per share for the 2017 fiscal year. Share amounts represent maximum payout amounts (150% of target) and are valued at $240.26 per share, the closing price of our stock on October 31, 2017. These awards were certified at “target” achievement and 100% of the target shares will be released in February 2018.
(10)	Options were granted on December 9, 2015 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant. Due to provisions in these awards allowing these grants to continue vesting after termination due to retirement, the options granted to Mr. Weiss and Ms. Kaufman were considered vested for accounting purposes on the first anniversary of their date of grant, but exercisability of these awards is restricted to the same vesting schedule as other grants on this date. If either Mr. Weiss or Ms. Kaufman provides services to, or owns more than 5% of, a competitor after their date of retirement, they will forfeit any remaining outstanding options.
(11)	Options were granted on December 9, 2015 and become vested and exercisable in equal portions on each of the third, fourth and fifth anniversaries of the date of grant.
(12)	Performance share awards granted on January 29, 2016 which will vest depending on the achievement of specified levels of growth in earnings per share for the 2018 fiscal year. Share amounts represent maximum payout amounts (150% of target) and are valued at $240.26 per share, the closing price of our stock on October 31, 2017.
(13)	Options were granted on December 13, 2016 and become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant. Due to provisions in these awards allowing these grants to continue vesting after termination due to retirement, the options granted to Mr. Weiss and Ms. Kaufman were considered vested for accounting purposes on the first anniversary of their date of grant, but exercisability of these awards is restricted to the same vesting schedule as other grants on this date. If either Mr. Weiss or Ms. Kaufman provides services to, or owns more than 5% of, a competitor after their date of retirement, they will forfeit any remaining outstanding options.
(14)	Performance share awards granted on February 1, 2017 which will vest depending on the achievement of specified levels of growth in earnings per share for the 2019 fiscal year. Share amounts represent maximum payout amounts (150% of target) and are valued at $240.26 per share, the closing price of our stock on October 31, 2017.
(15)	Award granted as RSUs on December 9, 2015 and valued at $240.26 per share, the closing price of our stock on October 31, 2017. The units vest in equal portions on each of January 8, 2017, January 8, 2018, January 8, 2019, January 8, 2020, and January 8, 2021.

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(16)	Award granted as RSUs on July 1, 2017 and valued at $240.26 per share, the closing price of our stock on October 31, 2017. The units vest in equal portions on each of the third, fourth and fifth anniversaries of the date of grant.
(17)	Award granted as RSUs on December 13, 2016 and valued at $240.26 per share, the closing price of our stock on October 31, 2017. The units vest in equal portions on each of January 8, 2018, January 8, 2019, January 8, 2020, January 8, 2021, and January 8, 2022.
(18)	Award granted as RSUs on February 1, 2017 and valued at $240.26 per share, the closing price of our stock on October 31, 2017. The units vest in full on February 1, 2020.

Option Exercises and Stock Vested Table

The following table details the number of shares acquired by the Named Executive Officers on exercise of stock options or release of shares upon vesting of Performance Share and Restricted Stock Unit awards during the 2017 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (1)
Robert S. Weiss	- 0 -	$ - 0 -	7,106	$1,319,655
Daniel G. McBride	26,000	$4,030,193	10,360	$1,862,985
Albert G. White III	- 0 -	$ - 0 -	3,927	$714,816
Carol R. Kaufman	49,500	$11,358,213	5,019	$913,854
Agostino Ricupati	1,576	$83,234	2,360	$432,453

(1)	Includes shares issued in connection with performance share awards granted on December 14, 2011 for which release was previously deferred. Mr. McBride elected to defer receipt of the indicated shares until January 8, 2017 as provided by the terms of the underlying award agreements:

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting	Value Realized on Release
Daniel G. McBride	4,950	$781,209	$877,190

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Pension Benefits Table

Credited service and value of the accumulated benefits payable to our Named Executive Officers as of October 31, 2017 under our Retirement Income Plan at the normal retirement age of 65 are as follows:

Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Robert S. Weiss (2)	39.75	$919,339	$ -0-
Daniel G. McBride	11.67	$293,365	$ -0-
Albert G. White III	10.5	$223,926	$ -0-
Carol R. Kaufman (2)	22.07	$750,105	$ -0-
Agostino Ricupati	3.25	$81,634	$ -0-

(1)	Present value is calculated as of the October 31, 2017 measurement date and is based on a 3.75% discount rate and the adjusted RP-2014 base mortality rates with projection scale MP-2017.

(2)	Mr. Weiss and Ms. Kaufman are over age 65, and therefore the present value of their individual accumulated benefits reflects the actual annual accrued benefit as of the end of the last fiscal year.

Narrative to Pension Benefits Table

Our Retirement Income Plan was adopted in December 1983. The majority of the Company’s U.S. employees who work at least 1,000 hours per year are covered by the Plan. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to 0.60% of base annual compensation up to $10,000 and 1.20% of base annual compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. Furthermore, current active members are entitled to an annual retirement benefit equal to 1.20% of base annual compensation up to the applicable annual maximum compensation for each year of service in excess of 35 Plan Years of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to 0.75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.50% of base annual compensation in excess of the Social Security Wage Base for each year of service.

Credited service and value of the accumulated benefits payable as of October 31, 2017 under the Company’s Retirement Income Plan at the normal retirement age of 65 are based on the current accumulated benefits for the Named Executive Officers. The estimated annual benefits payable under this Plan upon retirement (at the normal retirement age of 65) are as follows:

Officer	Estimated Annual Benefits Payable (1)
Robert S. Weiss	$80,883
Daniel G. McBride	$72,889
Albert G. White III	$85,521
Carol R. Kaufman	$55,705
Agostino Ricupati	$56,326

(1)	Mr. Weiss and Ms. Kaufman are over age 65, and therefore the present value of their individual accumulated benefits reflects the actual annual accrued benefit as of October 31, 2017.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have agreements with our Named Executive Officers that provide for post-employment compensation in the event their employment terminates for specified reasons. If their employment terminates other than as provided for in their agreements, our standard severance policies for all employees will apply.

Messrs. Weiss and White have individual agreements. All other agreements with the Named Executive Officers are subject to our Change in Control Severance Plan adopted on May 21, 2007. The Change in Control Severance Plan provides severance benefits to certain of our key employees if specific events occur. Agreements under this plan require prior approval of the Compensation Committee before they are offered to employees and the plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA.

The following table provides estimated payments to our Named Executive Officers if termination of employment occurred on October 31, 2017. Upon termination of employment, all amounts due to the Named Executive Officers will be paid in monthly installments.

Amounts Payable on Termination or a Change in Control

	Voluntary Resignation	Termination without Cause	Change in Control	Retirement (4)	Death
Robert S. Weiss (1)	$1,033,602	$48,060,274	$49,093,381	$40,773,817	$24,628,153
Daniel G. McBride (2)	N/A	$3,953,393	$17,727,216	$4,953,587	$6,553,587
Albert G. White (3)	N/A	$3,248,304	$15,475,764	$5,484,125	$7,084,125
Carol R. Kaufman (2)	N/A	$4,711,461	$13,283,181	$8,502,111	$6,293,173
Agostino Ricupati (2)	N/A	$2,619,422	$3,676,669	$955,786	$955,786

(1)	Our severance agreement with Mr. Weiss provides for specified severance payments, a prorated portion of his annual cash bonus, immediate vesting of his outstanding equity awards, and continued coverage under our benefits program for up to 18 months in the event of termination of employment. The agreement also provides for certain limited payments in the event that Mr. Weiss voluntarily resigns his position without good reason if he provides a minimum of 45 days’ notice of his resignation.

(2)	The Change in Control agreements in place with each of Messrs. Ricupati and McBride and with Ms. Kaufman provide for specified severance payments, a pro rata portion of their annual cash bonus, immediate vesting in their outstanding equity awards, and continued coverage under our benefits program for up to 24 months, in the event of their termination within one year of a change in control event.

(3)	Our Change in Control Agreement with Albert G. White III provides for specified severance payments, a prorated portion of his annual cash bonus, and continued coverage under the Company’s benefits program for up to 12 months from the date of termination in the event of his termination within 90 days of a change in control event.

(4)	As of the end of the last fiscal year, Messrs. McBride, Ricupati, and White are not retirement eligible. Equity awards granted in fiscal 2013 and after to Mr. Weiss and Ms. Kaufman provide for continued vesting after their date of retirement based on the vesting schedule provided in the award agreements. All of the Named Executive Officers, with the exception of Mr. Ricupati, are fully vested in our Retirement Income Plan and would retain accrued benefits in the event of a termination of employment.

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DIRECTOR COMPENSATION

Directors of a publicly traded company have substantial responsibilities and time commitments, and with ongoing changes in corporate governance standards, highly qualified and experienced directors are in high demand; therefore, we seek to provide suitable economic incentives for our directors and to compensate them appropriately for their continued performance, increased responsibilities, and dedication. This compensation applies only to our Non-Employee Directors. Members of the Board who are also our employees receive no additional compensation for their service as directors.

The Compensation Committee reviews and recommends compensation amounts for our Non-Employee Directors, and the full Board approves compensation based on these recommendations. The Compensation Committee considers director responsibilities, compensation practices of our peer companies, and recommendations from its independent compensation consultant in making Non-Employee Director compensation program recommendations to the Board.

The Compensation Committee also receives an analysis from its independent compensation consultant regarding compensation of the Non-Employee Directors. The Compensation Committee reviews and analyzes this information in determining whether to recommend changes to the Board. The Board sets total Non-Employee Director compensation at levels it considers appropriate given the competitive market for qualified directors, peer group compensation of directors, and the time commitment and responsibilities expected of our Non-Employee Directors. Compensation levels are reviewed at least annually and modified as the Board considers necessary or appropriate.

Components of Director Compensation

Cash Compensation

Our Non-Employee Directors receive an annual stipend for their service, and directors who also serve as the Chair of a committee of the Board receive an additional annual stipend in recognition of this additional responsibility. The Non-Employee Directors also receive payment for each meeting attended, for time spent on company business, and for one day of travel in connection with meetings.

Annual Retainer:
Directors	$30,000
Non-Executive Lead Director	$40,000
Chairman of the Board	$125,000
Annual Retainer for Service as a Committee Chair:
Audit Committee	$17,500
Corporate Governance and Nominating Committee	$10,000
Organization and Compensation Committee	$12,000
Science and Technology Committee	$10,000
Attendance at Meetings of the Board:	$1,000 – $2,000 (per meeting)

Additional Cash Compensation for Service:
Travel Days (one per set of scheduled meetings)	$2,000
Other time spent on Company business (per hour)	$250

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Directors appointed to, or resigning from, the Board mid-year are entitled to a prorated portion of the annual stipend based on the number of months of service provided for the fiscal year in which they enter or leave service.

Equity Compensation

The Non-Employee Directors are also eligible to receive annual equity awards. The Board believes that a significant equity component to Non-Employee Director compensation serves to align director and stockholder interests.

Grant terms, including grant dates, award amounts, form of awards, and vesting criteria are set by the terms of the 2006 Directors’ Plan, which was originally approved by stockholders on March 21, 2006 and was amended and restated in March 2011. The 2006 Directors’ Plan was most recently amended in October 2016.

The 2006 Directors’ Plan, as most recently amended, provides for a grant to each Non-Employee Director of Restricted Stock Units (“RSUs”) with a total grant date value of $270,000 (or $283,500 and $297,000 in the case of the Lead Director and Chairman, respectively). These grants are awarded annually on November 15th of each year and vest in full on the first anniversary of the date of grant. If a director ends their term of service prior to the vesting date, the number of shares released under the award will be prorated according to the amount of the year actually served and the prorated amount of shares will be released on the original vesting date.

The 2006 Directors’ Plan also provides that, on appointment to the Board, new Non-Employee Directors will receive a grant of RSUs as specified above, prorated for the number of months of service remaining in the fiscal year in which they were appointed. Additional awards under the 2006 Directors’ Plan may be made at the Board’s discretion.

Prior to November 2016, the Non-Employee Directors received stock option grants. Stock options were granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, and if a Non-Employee Director ceases to serve on the Board, unless they are terminated for cause, their outstanding stock options remain exercisable for three years from the date of cessation of service.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for Non-Employee Directors. The Board adopted this requirement to strengthen the relationship between director and stockholder interests, and under the current requirements Non-Employee Directors must hold Cooper common stock valued at five times their annual retainer.

Shares held must be free of restrictions to meet ownership requirements, and until the required ownership values are met the Non-Employee Directors must retain 100% of shares received on vesting of stock awards or on exercise of stock options. All of the Non-Employee Directors were in compliance with the applicable ownership requirements during fiscal 2017.

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Director Compensation Table

The following table sets forth the total compensation paid to the Non-Employee Directors for their service on the Board and its committees during the 2017 fiscal year. At present, the Non-Employee Directors are not eligible to participate in our pension programs and no deferred compensation or non-equity incentive plans are available to the Non-Employee Directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
A. Thomas Bender	$195,000	$296,958	$473,476
Allan E. Rubenstein, M.D.	$94,000	$283,546	$359,899
Colleen E. Jay	$83,000	$269,962	$336,160
Michael H. Kalkstein	$104,000	$269,962	$269,962
William A. Kozy	$86,000	$269,962	$339,160
Jody S. Lindell	$103,500	$269,962	$356,660
Gary S. Petersmeyer	$93,000	$269,962	$346,160
Stanley Zinberg, M.D.	$80,000	$269,962	$333,160

(1)	Fees earned represent all cash compensation paid to the Non-Employee Directors for their service during the most recent fiscal year.

(2)	Represents the aggregate grant date fair value of restricted stock units granted on November 15, 2016 under the 2006 Directors’ Plan. The amounts shown reflect compensation costs recognized in our financial statements in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2017.

Each director received an award providing the right to receive 1,570 shares on the satisfaction of vesting criteria. Dr. Rubenstein, as Lead Director, received an award providing the right to receive 1,649 shares and Mr. Bender, as Chairman of the Board, received an award providing the right to receive 1,727 shares.

At October 31, 2017, each Non-Employee Director also had the following stock options outstanding from awards in prior years:

Name	Outstanding Stock Options
A. Thomas Bender	29,250
Allan E. Rubenstein, M.D.	6,450
Colleen E. Jay	1,766
Michael H. Kalkstein	26,591
William A. Kozy	1,766
Jody S. Lindell	34,091
Gary S. Petersmeyer	5,864
Stanley Zinberg, M.D.	31,591

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PROPOSAL 1 — ELECTION OF DIRECTORS

Our Bylaws require that we have a minimum of six and maximum of eleven directors serving on the Board. The Board sets the size of the board annually prior to the Annual Meeting and has fixed the number of directors to be elected at the 2018 Annual Meeting at nine.

The names of the nominees presented for election as directors are listed below, along with information regarding when they joined the Board, their present principal occupation, recent business experience, and their service on other companies’ boards of directors.

Each nominee, if elected, will serve as a director until the next Annual Meeting and until his or her successor is duly elected and qualified. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee or elect to reduce the size of the Board. If an alternative nominee is proposed, proxies will be voted for the alternative nominee.

The Nominees

Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees, or between the nominees and any of our officers.

A. THOMAS BENDER	AGE: 78	JOINED THE BOARD: 1994

INDEPENDENT DIRECTOR, CHAIRMAN OF THE BOARD

Business Experience: Mr. Bender has served on our Board since 1994 and was elected Chairman in July 2002. He also served as our President and Chief Executive Officer from May 1995 until his retirement in October 2007. He previously served as President of CooperVision, our contact lens subsidiary, from June 1991 to December 2004. Between 1966 and June 1991, Mr. Bender held a variety of management positions at Allergan, Inc., a manufacturer of eye and skin care products, including Corporate Senior Vice President, and President and Chief Operating Officer of Herbert Laboratories, Allergan’s dermatology division.

Other Directorships and Memberships: Mr. Bender serves on the board of directors of Allegro Ophthalmics LLC, a private ophthalmic company focused on pharmaceutical treatment of eye disease. Mr. Bender currently serves on the compensation and audit committees at Allegro. He also serves on the board of Mission Hospital Foundation in Mission Viejo, CA.

Qualifications to Serve: Mr. Bender served as our CEO for 13 years, providing him with unique understanding of our operations and business, which is valuable to the Board, and his 15-year tenure as Chairman of the Board has provided leadership continuity and stability to our Company. In addition to his history with the Company, Mr. Bender has over 50 years of experience in the pharmaceutical industry, providing him with a strong background and knowledge that assists the Board in analysis of our peer companies, markets, and industry. Additionally, Mr. Bender has served on the boards of other public and private medical device companies, including service as chairman of the compensation and organization committees for several medical device companies, allowing him to gain insight and perspective regarding business and regulatory issues facing our

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industry. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Bender for re-election to the Board.

COLLEEN E. JAY	AGE: 55	JOINED THE BOARD: 2016

INDEPENDENT DIRECTOR

Business Experience: Ms. Jay served as a Global Division President for Procter and Gamble as a member of the Top 30 Global Executive Committee until her retirement in October 2017. Her most recent operational assignment was President, Global Beauty Specialty Business at Procter & Gamble from 2015 where she was responsible for the Wella Professional Salon, Cosmetics, Retail Hair Color, and Fragrance businesses, and the successful divestiture of them. Prior to taking leadership of the Beauty Specialty Business, Ms. Jay led the Global Retail Hair Care and Color division of Procter & Gamble from 2012 to 2015 and the Global Female Beauty division from 2010 to 2012. She also served as Vice President & General Manager, Greater China Feminine Care, Personal Cleansing, Oral Care & Entire China Marketing Function, based in Guangzhou, China, from 2006 to 2009, where she was responsible for businesses with a combined value of over $1 Billion. She has worked in various positions with Procter & Gamble since July 1985 and has led operational units in the United States, Canada, China, and Switzerland (including leading global businesses) during the course of her career. Ms. Jay also volunteers at Catalyst, Inc., a non-profit organization dedicated to improving workplace inclusion for women.

Other Directorships and Memberships: Ms. Jay does not presently serve on any other public company Boards of Directors.

Qualifications to Serve: Ms. Jay has almost 35 years of experience within the consumer goods industry, including over 15 years of experience as a senior executive. She has first-hand experience with leading international business operations, including direct responsibility for operations in China and Europe, giving her a strong background in international business, including sales and marketing, regulatory challenges, and cultural differences in various markets. She brings a global perspective to the Board that assists with understanding and analyzing our market and global expansion. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Ms. Jay for re-election to the Board.

MICHAEL H. KALKSTEIN	AGE: 75	JOINED THE BOARD: 1992

INDEPENDENT DIRECTOR

Business Experience: Mr. Kalkstein was a partner at Dechert LLP, an international law firm, from June 2003 through June 2007, and was Co-chair of the firm’s Intellectual Property Practice Group. He also served as the Managing Partner of Dechert’s Palo Alto office from June 2003 through December 2005. He retired from active practice in June 2007 and continues to be “Of Counsel” to Dechert at its Mountain View, CA office. Previously, from September 1999 through May 2003, he was a partner at Oppenheimer, Wolff & Donnelly, LLP, an international law firm, and a member of its Policy and Technologies Committees.

Other Directorships and Memberships: Mr. Kalkstein currently serves as a director on the board of the Merola Opera Program, a non-profit arts organization affiliated with the San Francisco Opera, and sits

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on its finance and governance committees and on San Francisco Opera’s Medallion Society committee. He also served as a member of the Board of Trustees of Opera San Jose from 1984 to October 2010, serving as its President from 1992 to 1994. He was a member of the Alliance of CEOs from 2001 to June 2007 and was a member of the board of directors of the Law Foundation of Silicon Valley from 2002 to June 2007. Until January 2007, he also served as a director of the Northern California Chapter of the National Association of Corporate Directors.

Qualifications to Serve: As a licensed attorney with experience in intellectual property law, Mr. Kalkstein brings the Board insight and perspective on legal issues that face our business and industry. Mr. Kalkstein also brings management experience, having served as a managing partner for a key office of an international law firm. His continued connections with the legal community, as well as his involvement with groups such as the Alliance of CEOs and National Association of Corporate Directors, and participation in NYSE/Euronext Corporate Board Member programs, provides the Board with insight into current issues facing both business executives and independent board members. Additionally, through his long-term service on our Board, Mr. Kalkstein has gained a good working knowledge and understanding of our business which provides efficiency and continuity for our Board. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Kalkstein for re-election to the Board.

WILLIAM A. KOZY	AGE: 65	JOINED THE BOARD: 2016

INDEPENDENT DIRECTOR

Business Experience: Mr. Kozy served as the Chief Operating Officer of Becton Dickinson (NYSE: BDX) from 2012 until his retirement in 2016, and as its Executive Vice President from 2006 until 2016. He also served as a member of the corporate Leadership Team for Becton Dickinson and in various executive roles since 1988, including Senior Vice President of Company Operations from 1998 until 2002, President of BD Diagnostics from 2002 through 2006, President of the BD Biosciences segment from 2006 to 2009 and head of BD Medical from 2009 through 2011.

Other Directorships and mentorships: Mr. Kozy is a member of the Hackensack Meridian Health Board of Trustees where he serves on the Strategic Planning, Ventures, and Executive Compensation Committees. He also serves on the Board of the Franciscan Sisters of the Poor Foundation. He is an active benefactor and volunteer for the Karen Ann Quinlan Hospice organization and the Immokalee Child Care Center (Naples, Florida).

Qualification to serve: Mr. Kozy has over 40 years of experience in the medical technology industry. Prior to serving as Chief Operating Officer for Becton Dickinson, key business worldwide leadership assignments included responsibilities for the Biosciences, Diagnostic, and Medical segments of the company. He is the only leader in Becton Dickinson history to have led all three segments of the company in his career. He also brings corporate experience leadership from Becton Dickinson in other areas: innovation systems, company manufacturing, and Becton Dickinson’s first ERP implementation. Overall, Mr. Kozy brings depth of general management experience in business strategy, operations, and financial performance to this role. Additionally, he has significant experience in merger and acquisition activity, with integration as an area of executive focus. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Kozy for re-election to the Board.

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JODY S. LINDELL	AGE: 66	JOINED THE BOARD: 2006

INDEPENDENT DIRECTOR, AUDIT COMMITTEE FINANCIAL EXPERT

Business Experience: Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Until May 2000, Ms. Lindell was a partner with KPMG LLP where she served as Partner-In-Charge of the Industrial Markets and Healthcare and Life Sciences practices for the Western Area. Ms. Lindell is also a Certified Public Accountant (inactive).

Other Directorships and Memberships: Through September 2007, she served as a director and on the audit and director’s loan committees for First Republic Bank, a publicly traded financial institution. First Republic Bank was acquired in 2007, underwent a management led buyout in mid-2010 and again became publicly traded (NYSE: FRC) in December 2010. Ms. Lindell continued to serve as a director for First Republic Bank through May 2017. She also currently serves on the board of directors and the audit and nominating and corporate governance committees of PDL BioPharma (NasdaqGS: PDLI).

Qualifications to Serve: Ms. Lindell’s experience as a partner with KPMG and her accounting background bring valuable knowledge of finance and accounting regulations to our Board and Audit Committee. She is qualified as an Audit Committee Financial Expert under the SEC rules, and has experience with the review and analysis of financial statements and operational risk, both through her accounting background and her experience with public company audit committees. Ms. Lindell has also gained a good working knowledge and understanding of our business and operations during her term of service on the Board, which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Ms. Lindell for re-election to the Board.

GARY S. PETERSMEYER	AGE: 70	JOINED THE BOARD: 2013

INDEPENDENT DIRECTOR

Business Experience: Mr. Petersmeyer currently serves as a consultant to companies in the pharmaceutical and medical device industries. Most recently he co-founded Aesthetic Sciences Corporation in 2004 and served as the Chief Executive Officer and Chairman until December 2010. Prior to that he served as President and Chief Operating Officer of Pherin Pharmaceuticals, Inc. from 2000 to 2001 and as President and Chief Operating Officer of Collagen Corporation, Inc. from 1995 to 1997 and as Chief Executive Officer from 1997 to 1999. From 1976 to 2000 he served in various management positions for pharmaceutical and medical device companies.

Other Directorships and Memberships: Mr. Petersmeyer serves as a director and member of the compensation and audit committees of Omnicell, Inc. (NASDAQ: OMCL). He also served as director and chairman of the board of Cardica, Inc. (NASDAQ: CRDC) through November 2015. He has previously served on the boards of Visx Incorporated and Roxro Pharmaceuticals prior to their acquisitions. He also serves as chairman of the board for Positive Coaching Alliance, a non-profit organization dedicated to improving youth sports.

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Qualifications to Serve: Mr. Petersmeyer has served as the CEO or President of four companies in the medical device and pharmaceuticals industry and has over 35 years of industry experience in leadership positions. He has extensive knowledge and experience in global markets, including the United States, Asia, and Europe. His expertise includes financial, research and regulatory strategy, and business development with an emphasis on growth, new product lines, and leadership development. He has extensive experience as a director and has experience with service on a compensation committee. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Petersmeyer for re-election to the Board.

ALLAN E. RUBENSTEIN, M.D.	AGE: 73	JOINED THE BOARD: 1992

INDEPENDENT DIRECTOR, VICE CHAIRMAN AND LEAD DIRECTOR

Business Experience: Dr. Rubenstein has served as our Vice Chairman and Lead Director since July 2002, and previously served as Chairman of the Board from July 1994 through July 2002. He served as Acting Chairman of the Board from April 1993 through June 1994. He is also Clinical Professor of Neurology and Pediatrics at New York University Langone Medical Center. Formerly, he was Chief Executive Officer of NexGenix Pharmaceuticals in NYC from 2003 to 2011.

Other Directorships and Memberships: He currently serves as chairman of the scientific advisory board for Plex Pharmaceuticals (formerly CalAsia Pharmaceuticals) since September 2017. He is also a trustee of the Connecticut River Museum in Essex, Connecticut. Previously, he served as a director of BioClinica (NASDAQ: BIOC), a specialty clinical trials company, from 2000 to 2003. He is also Medical Director Emeritus of the Children’s Tumor Foundation and a consultant to the National Institutes of Health, the U.S. Food and Drug Administration and the U.S. Department of Defense, where he served as Chair of the Army Neurofibromatosis Research Program Integration Panel in 2001.

Qualifications to Serve: As a leading academic scientist and clinician, Dr. Rubenstein provides valuable insight into human physiology and medical practices and techniques that aid the Board in making determinations regarding new technologies to develop or acquire. He also brings experience with clinical trials and a knowledge and understanding of the development of medical devices to his service. His experience as the head of a medical technology company provides perspective on operations of a medical device company. Additionally, through his long-term service on our Board, Dr. Rubenstein has gained a good working knowledge and understanding of our business and operations, which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Dr. Rubenstein for re-election to the Board.

ROBERT S. WEISS	AGE: 71	JOINED THE BOARD: 1996

NON-INDEPENDENT DIRECTOR, CHIEF EXECUTIVE OFFICER

Business Experience: Mr. Weiss has served as our President since March 2008 and as our Chief Executive Officer since November 2007. He also served as President of CooperVision, our contact lens subsidiary, from March 2007 to February 2008. He previously served as our Chief Operating Officer from January 2005 to October 2007 and as Executive Vice President from October 1995 to October 2007. He served as our Chief Financial Officer from September 1989 to January 2005. He

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served as our Treasurer from 1989 to March 2002. Since joining us in 1977, he has held a number of finance positions both with us and Cooper Laboratories, Inc. (our former parent).

Other Directorships and Memberships: Mr. Weiss is also a director of Accuray Incorporated (Nasdaq: ARAY), a company that develops, manufactures, and sells precise, innovative tumor treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. He serves on its nominating and governance committee and on its audit committee. He is also a member of the Board of Trustees of the University of Scranton in Pennsylvania and serves on its finance, advancement, and audit committees.

Qualifications to Serve: As our current Chief Executive Officer, Mr. Weiss provides a key connection between the senior executives and our Board, enabling oversight of our operations with the benefit of management’s perspective on our business. He has day to day awareness of our business and industry, and strategic vision for our Company that is important to the Board in making decisions regarding the direction of our business. He provides leadership, extensive knowledge of our Company, and business, operating, and policy experience to our Board. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Weiss for re-election to the Board.

STANLEY ZINBERG, M.D., M.S.	AGE: 83	JOINED THE BOARD: 1997

INDEPENDENT DIRECTOR

Business Experience: Dr. Zinberg is a retired obstetrician-gynecologist who served as Deputy Executive Vice President and Vice President of Practice Activities for the American College of Obstetricians and Gynecologists (ACOG) in Washington, D.C. from 1993 through his retirement in December 2007. From 1981 until 1993 he served as Chief, Obstetrics and Gynecology, and Director, OB-GYN Residency Program at NY Downtown Hospital, where from 1990 through 1992 he also served as President of the Medical Staff and was a member of the Board of Trustees until June 2013. He is certified by the American Board of Obstetrics and Gynecology and is a member of the faculty of the Departments of Obstetrics and Gynecology at New York University School of Medicine, the Cornell University College of Medicine, and the Georgetown University School of Medicine. He is the author of numerous editorials, scientific papers, and book chapters in the field of women’s healthcare. In addition, Dr. Zinberg obtained a Master’s Degree in Health Administration, with an emphasis on not-for-profit finance, in 1990 from the Graduate School of Public Administration of New York University.

Other Directorships and Memberships: Currently, Dr. Zinberg is a director on the Peconic Bay Medical Center board and serves on its finance, investment, and compensation committees. He is also a director on the Peconic Bay Medical Center Foundation board. He is also President of the American Gynecologic Club. Additionally, he serves as a director and chairman of the board of the Westhampton Beach Performing Arts Center, as a member of the Southampton Town Board of Ethics in Southampton, NY, and as a member of the boards of overseers of Northwell Health.

Qualifications to Serve: Dr. Zinberg’s extensive background in obstetrics and gynecology provides the Board with crucial insight into the practical application of our women’s healthcare products and the needs of medical practitioners. His experience as a leader of ACOG and continued involvement in the medical community provides perspective on current medical practices and procedures which aid the Board in evaluating new technologies, products, and markets as our business continues to expand.

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Additionally, through his long-term service on our Board, Dr. Zinberg has gained a good working knowledge and understanding of our business and operations which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Dr. Zinberg for re-election to the Board.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director presented above.

Nominees for director will be elected by a majority of the votes cast in person or by proxy at the Annual Meeting. The number of votes cast FOR a nominee must exceed the number of votes cast AGAINST. Abstentions and broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

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PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2018. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects our independent auditor for the following fiscal year.

KPMG LLP has served as our independent registered public accounting firm since our incorporation in 1980, and one or more representatives of KPMG LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

The proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

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PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting stockholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in the Compensation Discussion and Analysis beginning on page 21 and the compensation tables and associated narrative disclosure included in the discussion of Executive Compensation beginning on page 40.

Our executive compensation program has been designed to retain and incentivize a talented, motivated, and focused executive team by providing compensation that is competitive within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage executive focus on both short-term and long-term goals as a company without encouraging inappropriate risks to achieve performance.

We were pleased to receive a favorable vote for our compensation practices at our 2017 Annual Meeting, with 94% of the votes cast by our stockholders on our Say-on-Pay proposal voted in favor of the compensation of the Named Executive Officers. We consider this result to affirm stockholder support for our compensation practices and we continue to take steps to maintain alignment between executive pay and Company performance.

Highlights of our executive compensation program include:

•	A mixture of base salary and incentive compensation that places a significant portion of executive compensation “at-risk” and dependent on our performance as a company;
•	Checks and balances within our compensation packages to balance focus on both short-term and long-term goals, encouraging our executives to focus on the health of the company both during the immediate fiscal year and for the future;
•	Compensation on termination of employment, other than resulting from a change in control, is limited for most executives to the standard severance policies used for all employees; and
•	Clawback provisions in our short-term incentive compensation program.

As an advisory vote, this proposal is not binding upon us as a Company. However, our Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders as expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers.

Accordingly, we will present the following resolution for vote at the 2018 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of The Cooper Companies, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in our Proxy Statement.”

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of our executive compensation program as presented in this Proxy Statement.

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The proposal to approve our executive compensation program, on an advisory basis, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

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PROPOSAL 4 — STOCKHOLDER PROPOSAL REGARDING A “NET-ZERO” GREENHOUSE GAS EMISSIONS REPORT

Amalgamated Bank’s LongView LargeCap 500 Index Fund, whose address is 275 Seventh St., New York, NY 10001 (the “Fund”) have advised the Company that they intend to present the following stockholder proposal at the Annual Meeting.

The Fund has indicated that it holds more than $2,000 worth of Cooper common stock. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponents. The text of the stockholder proposal and supporting statement appear exactly as received by the Company unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponents. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The Board recommends a vote AGAINST Stockholder Proposal 4 based on the reasons set forth in our Statement in Opposition which follows the stockholder proposal below.

The Fund’s Proposal and Supporting Statement (As Received)

Proposal:

RESOLVED: The shareholders ask the Board of Directors of The Cooper Companies, Inc. (the “Company”) to prepare a report to shareholders that evaluates the feasibility of the Company achieving by 2030 “net-zero” emissions of greenhouse gases from parts of the business directly owned and operated by the Company, including its manufacturing and research and development facilities, as well as the feasibility of reducing other emissions associated with the Company’s activities. The report should be done at reasonable expense and may exclude confidential information.

Supporting Statement:

In 2015, 196 parties at the U.N. Climate Change Conference agreed to limit climate change to an average global warming of 2 degrees Celsius above preindustrial temperatures, with a goal of limiting it to 1.5 degrees Celsius. The Intergovernmental Panel on Climate Change states that to reach this goal, C02 emissions must fall to zero by 2040 to 2070, and scientists agree that reaching the Paris Agreement’s 1.5 degrees goal means that the world must reach net-zero greenhouse gas (“GHG”) emissions by 2030 to 2050, sooner than is currently planned by most corporations and nations.

Achieving net-zero emissions essentially means a reduction in the level of greenhouse gases emitted on an annual basis to a level roughly equal to the amount of renewable energy created by an individual entity. We believe that achieving this goal is important for companies generally to achieve long-term shareholder value. We believe that the Company should be a leader in this area, given its prominent role in the new technology economy. In implementing this proposal, the Company may wish to consider The Greenhouse Gas Protocol, prepared by World Business Council for Sustainable Development and the World Resources Institute, which provides a useful guide for quantifying and

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reporting corporate GHG emissions. That Protocol identifies two types of emissions, which are covered by this proposal:

•	Direct Emissions, which occur from sources owned or controlled by the company, e.g., company-owned buildings or facilities; and

•	Electricity Indirect Emissions, which are emissions from electricity purchased and consumed by the company.

The Protocol identifies a third category of other emissions, also covered by this proposal, namely, emissions that are a consequence of a company’s activities, but that stem from sources not owned or controlled by the company, e.g., employee business travel, commuting, product end-of-life disposal.

We believe that offsets should be permanent and represent emission reductions that would not likely have occurred in the ordinary course of events. In addition, offsets should represent carbon abatement that is not double counted because it is being counted by another party. Any offsets should account for leakage, i.e., deducting material increases in emissions elsewhere that nullify or reduce the abatement. Finally, we believe that information about offsets should be available publicly to interested parties and independently audited.

We urge you to vote FOR this proposal.

Cooper’s Statement in Opposition

While reducing emissions is an admirable goal, the Board does not believe that the prescriptive approach outlined in the stockholder proposal is the best way to develop sustainability objectives for Cooper. Further, the Board believes that the proposal would result in a misallocation of our resources and unnecessarily distract management from their primary strategic and operational responsibilities.

The report recommended by this proposal would require us to gather and analyze significant volumes of information; and implementing the infrastructure necessary to collect and assess this information would require extensive management oversight, and allocation of significant financial and human resources, entailing considerable expense. Ultimately, preparing and issuing the type of report recommended by the proposal would be unduly burdensome and the substantial time and expense required would not result in significant material benefits to our stockholders.

Further, the Board believes that the preparation of such a report would not cause us to substantially modify our existing commitment to conducting our business in an environmentally responsible manner. As a company, we recognize the importance of environmental considerations. We place a strong emphasis on maximizing the efficiency of our processes within our manufacturing and distribution operations around the world, including maximizing the percentage of manufacturing materials that are re-used and recycled and minimizing the consumption of electricity and natural resources such as water.

This focus on efficiency has included significant investment in energy efficient technology and the continuous upgrade and optimization of manufacturing processes, including implementation of energy management systems in our facilities, expanded use of re-usable shipping containers, and initiatives to reduce the consumption of manufacturing materials and increase re-use. We have also invested, and continued to invest, in technologies that increase the space efficiency of our operations so that we minimize the footprint of our buildings and make the best possible use of available space.

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Specific examples of these efforts include:

•	CooperVision’s new manufacturing facility in Costa Rica, opened in 2016, was specifically designed to meet LEED specifications for energy efficiency. CooperVision partnered with local architects to plan smart growth and sustainable development plans to maximize land use and minimize environmental impact. The design of the facility, its operating processes, and accommodations for public transportation have led to it being one of the most advanced green facilities of its kind within our company and the eye care industry generally.

•	CooperVision manufacturing facilities worldwide recycle over 90% of manufacturing process materials, including 100% of plastics used at the Puerto Rico facility and 100% of the alcohol used at the UK facility. Additionally, the UK facility supports local community sustainability initiatives, works with neighboring companies to share environmental best practices, and has engaged an ecologist to assist with biodiversity and nature conservation efforts for this facility.

•	The CooperVision manufacturing facility in Puerto Rico received 13 awards at the 2017 Environmental Health and Safety Summit of the Puerto Rico Manufacturers Association, including receiving the prestigious Environmental Innovator of the Year award for a second consecutive year. The facility also received four Energy and Water Conservation Awards and received the Recycling Platinum Award for a second consecutive year. Through initiatives at the facility, raw materials usage, waste, and emissions were reduced by over 60 percent.

•	We strive to use as much energy from renewable sources as possible at all of our locations, including over 90% of the electricity consumed by CooperVision’s facility in Costa Rica plant being obtained from renewable sources. We also work to reduce overall energy consumption at our facilities by utilizing energy efficient technologies such as transitioning to water cooled chiller systems and the use of LED systems for lightning.

•	We actively promote alternative transportation methods, including mass transit reimbursement programs at many of our locations. The majority of employees for CooperVision in Hungary and for both CooperSurgical and CooperVision in Costa Rica use company subsidized bus transportation, and we actively support use of mass transit, bike-to-work initiatives, and car sharing programs around the world.

In light of the measures that we have already taken to act as a responsible corporate citizen on environmental matters, and in light of the substantial cost and the use of corporate resources necessary to prepare a “net-zero” greenhouse gas emissions report as requested by the proposal, we believe that the report would not be beneficial to Cooper or our stockholders.

The Board therefore recommends a vote AGAINST the proposal.

The Board of Directors unanimously recommends that you vote AGAINST the stockholder resolution regarding a “net-zero” greenhouse gas emissions report.

The stockholder resolution regarding a “net-zero” greenhouse gas emissions report requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual

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Meeting and entitled to vote on the proposal. Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

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OTHER MATTERS

The Board knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

RECOMMENDATIONS

The Board unanimously recommends that the stockholders vote:

•	FOR the election of each of the nominees for director named in this Proxy Statement;

•	FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2018;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement; and

•	AGAINST the stockholder proposal regarding a “net-zero” greenhouse gas emissions report.

When a properly executed proxy in the form enclosed with this Proxy Statement is returned, the shares will be voted as indicated or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board.

By Order of the Board of Directors

A. Thomas Bender

Chairman of the Board of Directors

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
Meeting Date March 19, 2018

ANNUAL MEETING OF STOCKHOLDERS OF

THE COOPER COMPANIES, INC.

March 19, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Annual Report on Form 10-K and Proxy Card are available at investor.coopercos.com/financials.cfm

$  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.  $

⬛ 00033333333330330000 6	031918

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1 THRU 3, AND “AGAINST” ITEM 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		1.	ELECTION OF NINE DIRECTORS.	FOR	AGAINST	ABSTAIN

In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) for directors as such proxies may select in the event that any nominee(s) named herein become unable to serve, and on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

			A. Thomas Bender	☐	☐	☐
			Colleen E. Jay	☐	☐	☐
			Michael H. Kalkstein	☐	☐	☐
			William A. Kozy	☐	☐	☐
			Jody S. Lindell	☐	☐	☐
			Gary S. Petersmeyer	☐	☐	☐
			Allan E. Rubenstein, M.D.	☐	☐	☐
			Robert S. Weiss	☐	☐	☐
			Stanley Zinberg, M.D.	☐	☐	☐
		2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for The Cooper Companies, Inc. for the fiscal year ending October 31, 2018;	☐	☐	☐
		3.	An advisory vote on the compensation of our named executive officers as presented in the Proxy Statement;	☐	☐	☐
		4.	Consider a stockholder proposal regarding a “net-zero” greenhouse gas emissions report; and	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	5.	Transact any other business that may properly come up before the meeting or any continuations, adjournments or postponements thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

0                    ⬛

PROXY

THE COOPER COMPANIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MARCH 19, 2018

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of The Cooper Companies, Inc., a Delaware corporation, hereby appoints RANDAL L. GOLDEN, CAROL R. KAUFMAN, ALBERT G. WHITE III and ROBERT S. WEISS, and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of The Cooper Companies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Cooper Companies, Inc. to be held in The Boardroom at The Rose Hotel, 807 Main Street, Pleasanton, CA, 94566 at 8:00 a.m., (P.D.T.), and at any continuations, adjournments or postponements thereof, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 THRU 3, AND “AGAINST” ITEM 4, AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 5.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛